Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

AUGUSTA GOLD CORP.,

a Nevada corporation;

ANGLOGOLD ASHANTI (U.S.A.) HOLDINGS INC.,

a Delaware corporation;

EXPLORATION INC.,

a Nevada corporation; and

ANGLOGOLD ASHANTI HOLDINGS PLC,

an Isle of Man public limited company.

Dated as of July 15, 2025

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 15, 2025, by and among: Augusta Gold Corp., a Nevada corporation (the “Company”); AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”); Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and joined by AngloGold Ashanti Holdings plc, an Isle of Man public limited company (“HoldCo”), for the limited purposes of Section 8.12. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Nevada Revised Statutes (as amended from time to time, the “NRS”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and the Company will become a wholly-owned subsidiary of Parent (the “Surviving Corporation”);

B.            The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interests of, the Company and its stockholders, (ii) adopted this Agreement, and authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions (the “Company Board Recommendation”);

C.            The board of directors or other governing body, as applicable, of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interest of Parent and Merger Sub, and (ii) adopted, authorized and approved, pursuant to NRS 92A.120, and declared advisable the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger;

D.            Parent, in its capacity as sole stockholder of Merger Sub, will approve this Agreement by written consent immediately following its execution;

E.            Concurrently with, and as a condition and inducement to the willingness of Parent, Merger Sub and HoldCo to effect, the execution and delivery of this Agreement, the Specified Stockholders, in each of their capacities as stockholders of the Company, have entered into a Voting Agreement with Parent and Merger Sub, in substantially the form attached hereto as Exhibit B (collectively, the “Voting Agreement”);

F.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s and Parent’s willingness to enter into this Agreement, the holder of the 2024 Company Warrants has executed a warrant cancellation agreement in substantially the form attached hereto as Exhibit C (collectively, the “2024 Company Warrant Cancellation Agreement”) pursuant to which the 2024 Company Warrants will be terminated in their entirety at the Closing in consideration for the 2024 Company Warrant Consideration set forth in Section 1.8; and

G.            The Company, HoldCo, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

Article I

MERGER TRANSACTION

Section 1.1        Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.

Section 1.2        Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3        Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Article VII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Pacific Time on the first (1st) business day following the satisfaction or waiver (to the extent such waiver is permitted by this Agreement) of the conditions in Article VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)            Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed the articles of merger with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) with respect to the Merger as provided in and in accordance with the applicable provisions of the NRS and make all other filings or recordings required by the NRS in connection with effecting the Merger, in such form as required by, and executed and acknowledged in accordance with, the NRS. The Merger shall become effective upon the date and time of the filing of such articles of merger with the Nevada Secretary of State or such later effective date and time permitted under the NRS as is agreed upon in writing by the Parties hereto and specified in the articles of merger (such date and time, the “Effective Time”).

Section 1.4        Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)            the articles of incorporation of the Surviving Corporation shall, subject to the provisions of Section 5.5(a), be amended and restated as of the Effective Time to conform to Exhibit D;

(b)            the bylaws of the Surviving Corporation shall, subject to the provisions of Section 5.5(a), be amended and restated as of the Effective Time to conform to Exhibit E; and

(c)            (i) the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub as of immediately prior to the Effective Time and (ii) the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Merger Sub as of immediately prior to the Effective Time.

Section 1.5        Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i)            any shares of Company Stock (each, a “Share”) held by the Company (including in the Company’s treasury) or any direct or indirect wholly-owned Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)            any Shares then held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)            each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist in accordance with Section 1.7 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.7;

(iv)            except as provided in the immediately preceding clauses (i), (ii) and (iii) and subject to Section 1.5(b), each Share then outstanding immediately prior to the Effective Time shall be canceled and cease to exist and be converted into the right to receive C$1.70 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(g), and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share in accordance with Section 1.6; and

(v)            each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b)            If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options and 2024 Company Warrants with the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 1.6        Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.5. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”). At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in Canadian dollars sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 1.5 (the total cash deposited with the Paying Agent, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided that (i) such investments shall be solely in obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) no such investment shall have a maturity exceeding thirty (30) days, (iii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iv) no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b)            As promptly as practicable after the Effective Time (but in no event later than three (3) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares that are entitled to receive Merger Consideration pursuant to Section 1.5(a)(iv), and (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC or CDS, in the case of each of clause (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form reasonably acceptable to the Company), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message”) with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement, as applicable, and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 1.5. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c)            With respect to Book-Entry Shares held, directly or indirectly, through DTC or CDS, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or CDS or their respective nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or CDS or their respective nominees in accordance with DTC’s or CDS’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.5.

(d)            Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed letters of transmittal and other appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC or CDS, by book-receipt of an “agent’s message” by the Paying Agent in accordance with the letter of transmittal and accompanying instructions in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), and (iii) are Book-Entry Shares held, directly or indirectly, through DTC or CDS, in accordance with DTC’s or CDS’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, CDS, DTC’s or CDS’s respective nominees, and such other necessary and desirable third-party intermediaries pursuant to Section 1.6(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6(d), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which such Shares represented by such Certificate or Book-Entry Share have been converted pursuant to Section 1.5. The Merger Consideration paid in respect of Shares upon their surrender or transfer for exchange in accordance with this Section 1.6(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(e)            At any time following three (3) years after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation, the Paying Agent or any other Party shall be liable to any holder of Shares for the Merger Consideration or any holder of Company Options or Company Warrants for any amounts payable pursuant to Section 1.8 delivered in respect of such Share or Company Options or Company Warrants, respectively, to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(g)            Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration payable pursuant to this Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. Each such payor shall take all action that may be necessary to ensure that any such amounts so deducted or withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body in accordance with applicable Tax Legal Requirements, such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

Section 1.7        Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Sections 92A.300 through 92A.500 of the NRS (a “Dissenting Stockholder”) with respect to its Shares (such Shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the NRS. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 92A.300 through 92A.500 of the NRS with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Legal Requirements that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the NRS. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.8        Treatment of Company Options and Company Warrants.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (the “Option Consideration”), without interest, equal to the product of (x) the total number of Shares underlying such Company Option multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option.

(b)            At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option granted under the 2017 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time shall be canceled without any consideration payable (whether in the form of cash or otherwise) therefor, whether before or after the Effective Time.

(c)            At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time shall be canceled and the holder thereof shall receive the value of such Company Option as determined in accordance with the Black-Scholes Option Pricing Model (in accordance with Section 2.18 of the 2021 Equity Incentive Plan).

(d)            Pursuant to and in accordance with the 2024 Company Warrant Cancellation Agreement, each outstanding 2024 Company Warrant or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration shall be canceled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Shares subject to each such 2024 Company Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Share under such 2024 Company Warrant (the “2024 Company Warrant Consideration”).

(e)            [intentionally omitted].

(f)            Prior to the Closing, the Company Board shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 1.8, including to provide that (i) the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time and (ii) Parent and its Affiliates will not have any liability with respect to any such awards except as specifically provided under this Agreement, including the payments to be made pursuant to Section 1.8(g). No Company Option or Company Warrant shall be assumed by Parent in connection with the Merger.

(g)            As soon as reasonably practicable after the Effective Time (but no later than five (5) business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate amount payable with respect to Company Options held by current or former employees of the Company or the other Acquired Companies (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)). Notwithstanding the foregoing, if any payment owed to a current or former employee cannot be made through the Surviving Corporation’s or its Subsidiaries’ payroll system or payroll provider and to the extent the holder of a Company Option is not, and was not at any time during the vesting period of the Company Option, an employee of the Company or any other Acquired Company for employment tax purposes, then Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, issue checks for such payment (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)), which checks will be sent by overnight courier no later than ten (10) business days after the Effective Time).

(h)            Notwithstanding the foregoing, to the extent that any amounts payable under Section 1.8 relate to a Company Option that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary of the Surviving Corporation shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Option and that will not trigger a Tax or penalty under Section 409A of the Code, but in no event later than five (5) business days after the Effective Time.

Section 1.9        Company Transaction Expenses. If the Merger is consummated, Parent shall pay on Closing all of the Company’s reasonable expenses incurred in connection with the Transactions (including reasonable attorneys’ fees and financial advisory fees) (the “Company Transaction Expenses”). No later than the second (2nd) business day prior to the Closing Date, the Company shall deliver to Parent notice setting forth the amount of Company Transaction Expenses as of the Closing; if Parent in good faith disagrees with any portion of such notice, then Parent may deliver a notice of such disagreement to the Company until the business day prior to the Closing Date, and the Company and Parent shall seek in good faith to resolve any differences they have with respect to the matters specified in such notice. The Company Transaction Expenses will be reflected on a flow of funds in connection with the Closing.

Section 1.10      Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as of the date of this Agreement (unless a representation and warranty expressly states that it is made as of a different date) to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article II is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular Section or Subsection in this Article II, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter with respect to any Section or Subsection in this Article II to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty, and (c) any disclosure in the Company SEC Documents publicly filed or furnished on or after January 1, 2022 and at least one (1) business day prior to the date of this Agreement, other than any information in the “Risk Factors,” “Summary of Risk Factors”, “Defaults Upon Senior Securities,” “Mine Safety Disclosures,” “Cautionary Note To Investors Regarding Estimates of Measured, Indicated And Inferred Resources And Proven And Probable Mineral Reserves”, “Cautionary Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections of such Company SEC Documents or other disclosures contained or referenced in such Company SEC Documents of information, factors or risks that are predictive, cautionary or forward-looking in nature, it being understood that, in the case of this clause (c), any disclosure in such Company SEC Documents will be deemed an exception or disclosure with respect to any such representation or warranty only to the extent it is reasonably apparent on its face from the wording of such disclosure that such disclosure is applicable to such representation or warranty):

Section 2.1        Due Organization; Subsidiaries, Etc.

(a)            The Company is an Entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b)            Section 2.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Companies owns any capital stock of, or any other equity interest of, or any equity interest or investment of any nature in, or any securities convertible or exchangeable for any such equity interests in, any other Entity other than an Acquired Company. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity that is not an Acquired Company. No Acquired Company is party to any joint venture or other similar arrangement or relationship.

(c)            Each Subsidiary of the Company (i) is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority (A) to conduct its business in the manner in which its business is currently being conducted and (B) to own and use its assets in the manner in which its assets are currently owned and used. Each Subsidiary of the Company is qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 2.2        Articles of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives true and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the date hereof. The articles of incorporation, bylaws and other charter and organizational documents described in the preceding sentence are in full force and effect, and (i) the Company is not in violation of its articles of incorporation or bylaws and (ii) none of the other Acquired Companies is in violation, in each case in any material respect, of its respective organizational documents.

Section 2.3        Capitalization, Etc.

(a)            As of June 30, 2025, the authorized capital stock of the Company consists of (i) 750,000,000 shares of Company Common Stock, 85,929,753 of which were issued and outstanding, and (ii) 250,000,000 shares of Company Preferred Stock, none of which were issued and outstanding.  As of June 30, 2025, there were no shares of capital stock of the Company held in treasury.  No Subsidiary of the Company owns any Shares.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in accordance with applicable Legal Requirements and the organizational documents of the Company and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b)            (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the Company Stockholders or equityholders of any Acquired Company have a right to vote and (iv) except for the Voting Agreement, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares or other equity interests in any Acquired Company. Except as otherwise set forth in this Section 2.3, none of the Acquired Companies is under any obligation, nor is any Acquired Company bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other equity interests in any Acquired Company, or grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt), in any Acquired Company. Except as set forth in Section 2.3(b) of the Company Disclosure Letter, the Company Common Stock constitutes the only outstanding class of securities of the Acquired Companies registered under the Securities Act or the Exchange Act or listed on any market. The Company Common Stock are listed and posted for trading on the Exchange and are not listed on any market other than the Exchange, the OTCQB and the German Exchanges. The Company has not taken any action which would reasonably be expected to result in the delisting or suspension of the Company Common Stock on or from the Exchange. Other than the Voting Agreement, there are no voting trusts, voting proxies or other agreements or understandings to which any Acquired Company is a party with respect to the voting or registration of Shares or any other equity interest in any Acquired Company. The Company has no accrued and unpaid dividends with respect to any outstanding Shares or Company Options or Company Warrants.

(c)            As of June 30, 2025, there were (i) 7,170,002 shares of Company Common Stock subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans and (ii) 3,662,573 shares of Company Common Stock subject to issuance pursuant to Company Warrants granted and outstanding.

(d)            The Company has provided Parent with (i) copies of all Company Equity Plans covering the Company Options outstanding as of the date of this Agreement, (ii) the forms of all award agreements evidencing such Company Options and any individual award agreements that materially deviate from such forms, and (iii) as set forth in Section 2.3(d)(iii) of the Company Disclosure Letter, a correct and complete list, as of June 30, 2025, of all outstanding Company Options, with the following information with respect to each Company Option: (A) the holder, (B) the type of Company Option, (C) the date of grant, (D) the type and number of Shares underlying such Company Option, (E) the vesting schedule, if any, (F) with respect to each Company Option, the exercise price per Share and the expiration date and (G) the Company Equity Plan pursuant to which the Company Option was granted. Since June 30, 2025 through the date of this Agreement, the Company has not issued, granted or authorized (or offered, promised or committed to issue, grant or authorize) any Company Options, Company Warrants or any stock bonuses or Other Equity Based-Incentive Awards or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Shares, other than, in each case, pursuant to the exercise or settlement of Company Options in the ordinary course of the Company Options outstanding as of June 30, 2025 and set forth on the list of Company Equity Options referenced in this Section 2.3(d). Other than as set forth in this Section 2.3(d), as of the close of business on June 30, 2025, there is no issued, reserved for issuance, outstanding, authorized or promised stock option, restricted stock award, restricted stock unit award, performance-based restricted stock unit award, stock appreciation, phantom stock, stock bonuses or stock bonuses or incentive payments (x) in the form of equity or equity-based awards in lieu of cash in the Company’s discretion or (y) that track the value of a Share (such incentive payments, collectively, “Other Equity-Based Incentive Awards”), profit participation or similar rights, dividend equivalent rights or other equity-based awards with respect to the Company.

(e)            As of the date of this Agreement, the authorized, issued and outstanding Company Warrants are as set forth in Section 2.3(e) of the Company Disclosure Letter. Section 2.3(e) of the Company Disclosure Letter sets forth a complete and correct list showing each outstanding Company Warrant, including (i) the name of the holder thereof, (ii) the number of shares of Company Common Stock issuable thereunder on the grant date, (iii) the exercise price per share with respect to any Company Warrant, and (iv) the expiration date thereof. Each grant of Company Warrant was validly issued and properly approved by the Company Board in compliance with all applicable Legal Requirements.

(f)            Except as otherwise set forth in this Section 2.3, there are no additional existing and outstanding (i) shares of capital stock of, or other equity interest in or voting securities of, the Company; (ii) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in any Acquired Company or any other rights or securities that are linked to, or the value of which is in any way based on or derived from the value of, or which are or may become convertible into or exchangeable for such shares or equity interests in any Acquired Company; (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iv) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company. All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

(g)            All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, is fully paid and nonassessable, was issued in accordance with applicable Legal Requirements, and is not subject to and was not issued in violation of any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, right of first refusal or any similar right.

Section 2.4        SEC Filings; Financial Statements.

(a)            Since January 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC and the Canadian Securities Regulators (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, the Exchange Act or the Canadian Securities Laws, as applicable), and as of their respective dates of being filed or furnished with the SEC (in the case of any other Company SEC Documents) or, if amended, revised, modified, or superseded as of the date of such amendment or subsequently filed or furnished Company SEC Document which is filed or furnished prior to the date hereof, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder and the Canadian Securities Laws applicable to such Company SEC Documents and none of the Company SEC Documents when filed or furnished (or, if amended, revised, modified, or superseded, as of the date of such amendment or subsequently filed Company SEC Document which is filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any forms, reports or other documents with the SEC or the Canadian Securities Regulators.

(b)            The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents as of their respective dates of being filed (or, if amended, revised, modified, or superseded, as of the date of such amendment or subsequently filed Company SEC Document which is filed prior to the date hereof): (i) complied as to form in all material respects with the published rules and regulations of the SEC and the Canadian Securities Laws applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2022, there has been no material change to the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except to the extent described in the notes thereto.

(c)            The Company maintains, and at all times since January 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d)            The Company maintains, and at all times since January 1, 2022 has maintained, disclosure controls and procedures (as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act and the Canadian Securities Laws) that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act or the Canadian Securities Laws is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and the Canadian Securities Laws and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act and the Canadian Securities Laws with respect to such reports.

(e)            No Acquired Company is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f)            Since January 1, 2022, there has been no material correspondence between the SEC, the Canadian Securities Regulators, or the Exchange, on the one hand, and the Company, on the other hand, that is not set forth or reflected in the Company SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC, the Canadian Securities Regulators, or the Exchange with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC, Canadian Securities Regulators’ or any Exchange’s review and there are no inquiries or investigations by the SEC, the Canadian Securities Regulators or the Exchange or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)            Since January 1, 2022, the Company has not received any material complaint, allegation, assertion or claim (whether written or oral), regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(h)            Each document required to be filed by the Company with the SEC and the Canadian Securities Regulators in connection with the Merger (the “Company Disclosure Documents”) (including the Proxy Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Canadian Securities Laws. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and the Canadian Securities Regulators and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

(i)             The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (and the rules and regulations promulgated thereunder), the Legal Requirements (including the Canadian Securities Laws) and the applicable listing, corporate governance, and other rules and regulations of the Exchange and the OTCQB.

(j)             Section 2.4(j) of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Acquired Companies as of the date hereof, other than Indebtedness reflected in the Balance Sheet or otherwise disclosed in the Company SEC Documents.

(k)            The Company is (i) a “reporting issuer” within the meaning of Canadian Securities Laws in each of the provinces and territories of Canada other than Quebec and (ii) not on the list of reporting issuers in default under Canadian Securities Laws, and neither the SEC nor any Canadian Securities Regulator, nor any other securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. Except as set forth in Section 2.4(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Legal Requirements other than under the Exchange Act and Canadian Securities Laws. The Company is an “SEC foreign issuer” as defined under Canadian Securities Laws.

Section 2.5        Absence of Changes. From the date of the Balance Sheet through the date of this Agreement, (a) except for the transactions contemplated or permitted by this Agreement and discussions and negotiations related thereto and related to other similar strategic transactions and alternatives considered, but not consummated, by the Company, each Acquired Company has operated in all material respects in the ordinary course of business, (b) there has not occurred a Material Adverse Effect and (c) no Acquired Company has taken or committed or agreed to take any action that would be prohibited by Section 4.2(b) if such action were taken on or after the date hereof without the consent of Parent.

Section 2.6        Title to Assets; Sufficiency. The Acquired Companies have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC and the Canadian Securities Regulators prior to the date hereof (but excluding intellectual property which is covered by Section 2.8), except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances, and except where such failure would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All facilities, machinery, equipment, fixtures, vehicles and other personal properties and assets owned, leased or used by the Acquired Companies: (i) are adequate and sufficient in all material respects for the conduct of the business of the Acquired Companies as currently conducted; and (ii) are in good operating condition, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.

Section 2.7        Company Properties.

(a)            Title.

(i)             Section 2.7(a)(i) of the Company Disclosure Letter identifies all of the Company Properties including the Fee Land, Leased Property, Patented Mining Claims, Unpatented Mining Claims, Water Rights and any other properties, leases, subleases and other Contracts pursuant to which the Acquired Companies derives their rights in the Company Properties. The Acquired Companies have good and defensible record title to, or valid leasehold or subleasehold interest in, as applicable, the Company Properties, free and clear of all liens, Encumbrances and other burdens on production, except for Permitted Encumbrances (“Good Title”).

(ii)            The fee property set forth on Section 2.7(a)(ii) of the Company Disclosure Letter (the “Fee Lands”) represents all of the Fee Lands held by the Company. The Company has Good Title to all of the Fee Lands.

(iii)           The property leased to Company as a lessee set forth on Section 2.7(a)(iii) of the Company Disclosure Letter represents all of the leasehold interests held by the Company (the “Lease Property”). The Company has a valid and enforceable current leasehold or subleasehold interest in all of the Lease Property.

(iv)           Section 2.7(a)(iv) of the Company Disclosure Letter sets forth all of the unpatented mining claims owned by the Acquired Companies (the “Unpatented Mining Claims”) and all of the patented mining claims owned by the Acquired Companies (the “Patented Mining Claims”). Except as provided on Section 2.7(a)(iv) of the Company Disclosure Letter and, in the case of the Unpatented Mining Claims subject to the paramount title of the United States, and the rights of third parties to use the surface of the Unpatented Mining Claims pursuant to applicable Legal Requirements, the Acquired Companies hold Good Title to the Unpatented Mining Claims and the Patented Mining Claims.

(v)            The water rights set forth on Section 2.7(a)(v) of the Company Disclosure Letter (the “Water Rights”) represents all of the water rights held by the Acquired Companies. Except as set out in Section 2.7(a)(v) of the Company Disclosure Letter, all Water Rights are in good standing, unencumbered, are not subject to any third-party claim or challenge to the validity of the right held by the Acquired Companies, and not subject to any regulatory enforcement action including, without limitation, cancellation or forfeiture proceedings, that might affect the ability of the Acquired Companies to use the water for the intended purpose.

(vi)            Except as set forth on Section 2.7(a)(vi) of the Company Disclosure Letter, no Acquired Company owns, holds, controls, leases, uses or occupies any other real property or material asset other than the Company Properties.

(vii)          Section 2.7(a)(vii) of the Company Disclosure Letter sets forth all the rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations payable in relation to any of the Company Properties (collectively, the “Royalties”), and there are no other Royalties in effect or contingent that will come into effect or increase in the future. All Royalties due and payable, or performable, as the case may be, on or prior to the date hereof and prior to the Effective Date under, with respect to, or on account of, any direct or indirect assets of any Acquired Company have been (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date of this Agreement.

(viii)         There are no material pending, or, to the knowledge of the Company, threatened proceedings by any Governmental Body or any other Person to cancel, terminate or modify Good Title to the Company Properties. The Acquired Companies have made all filings, recordings, and other paid assessments and fees sufficient to maintain Good Title with respect to all Company Property .

(ix)           There are no Abandoned Mine Workings on any Company Property.

(x)            There are no adverse claims, actions, suits or proceedings that have been commenced or are pending or, to the knowledge of the Company, that are threatened, affecting or which could affect the Acquired Companies’ Good Title in any Company Property or the ability of any Acquired Company to explore or develop any Company Property.

(b)            Indigenous Matters.

(i)             No Acquired Company has received any written or oral notice of any Indigenous Claim which relates to, affects, or could reasonably be expected to affect or impair any Acquired Companies’ right, title or interest in the Project Properties or their respective operations and businesses.

(ii)            To the knowledge of the Company, no Indigenous Claim has been threatened by any Indigenous Peoples which relates to, affects, or could reasonably be expected to affect or impair, Acquired Companies’ right, title or interest in the Project Properties or their respective operations and businesses.

(iii)           There are no current, pending or, to the knowledge of the Company, threatened Indigenous Claims that could reasonably be expected to prevent or impair the exploration, development, construction and operation of the Company’s or any of the Subsidiaries’ right, title or interest in the Project Properties.

(iv)           No blockade, occupation, illegal action or on-site protest by or on behalf of any Indigenous Peoples has occurred or, to the knowledge of the Company, has been threatened in connection with the activities on the Project Properties.

(v)           There is no memorandum of agreement, exploration, impact and benefit or any other agreement, or any ongoing or outstanding negotiations or any commitment to negotiate any of the foregoing, between any Acquired Company and any Indigenous Peoples respecting the Project Properties.

(vi)          No Indigenous Information has been received by any Acquired Company which would reasonably be expected to materially affect or impair any Acquired Company’s right, title or interest in any Project Property or its ability to pursue development of a mine on any Project Real Property.

(vii)         To the knowledge of the Company, there have been no other “no work” zones on any of the Project Real Properties that are subject to Indigenous Claims.

(c)            Historic Sites.

(i)             Neither the Company nor any of its Subsidiaries has received any written or oral notice of any Historic Site which relates to, affects, or could reasonably be expected to materially affect or impair any Acquired Company’s right, title or interest in the Project Properties or their respective operations and businesses.

(ii)            To the knowledge of the Company, no Historic Site has been identified which relates to, affects, or could reasonably be expected to affect or impair, any Acquired Company’s right, title or interest in the Project Properties or their respective operations and businesses.

(iii)           To the knowledge of the Company, there are no other archaeological sites or other artifacts regulated by any Governmental Body that have been identified on any Project Real Property, or other areas that are still pending reporting to, or additional assessment or review by, such Governmental Body.

(iv)          To the knowledge of the Company, there have been no other “no work” zones on any of the Project Real Properties that related to Historic Sites.

(v)            To the knowledge of the Company, there have been no reportable incidents involving any archaeological sites or artifacts on any Project Real Property.

(d)            NGOs and Community Groups.

(i)            No authorized legal representative of any community in the vicinity of any of the Project Real Properties has communicated in writing to any Acquired Company a requirement that (x) the consent of such community be obtained as a condition to continued operation of any such Project Real Property or (y) a material increase in the compensation payments payable by any Acquired Company under any community development or social framework or similar agreements as a condition to the continued or future operation of such Project Real Properties.

(ii)            No dispute exists or is threatened in writing between community groups and any Acquired Company with respect to their respective businesses, assets and operations, except for such disputes that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.8        Intellectual Property.

(a)            The Company has no Intellectual Property Rights.

(b)            To the knowledge of the Company, the operation of the business of the Acquired Companies in the past (6) years has not, and as currently conducted does not, infringe, misappropriate or otherwise violate any Intellectual Property Right owned by a third-party, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. In the past six (6) years, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there have been no pending or threatened in writing or, to the knowledge of the Company, threatened orally, Legal Proceedings brought by or against the Acquired Companies relating to the infringement, misappropriation or other violation of any Intellectual Property Rights.

(c)            Each Acquired Company has taken commercially reasonable steps to protect its rights in its confidential information and Trade Secrets that it wishes to protect and any Trade Secrets or confidential information of third parties provided to it, except as would not reasonably be expected to be material to the Acquired Companies taken as a whole.

(d)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) all Systems are sufficient for the conduct of the business of the Acquired Companies; (ii) to the knowledge of the Company, the Systems do not contain any viruses, worms, Trojan horses or similar code intentionally designed or known to adversely disrupt, disable or harm in any manner the operation of any Software; and (iii) since January 1, 2022, no Systems have experienced any failure that caused a disruption to the operations of the business of the Acquired Companies.

(e)            The Acquired Companies maintain commercially reasonable policies and procedures regarding data security, privacy, transfer, and use of personally identifiable information in their possession (collectively, “Personal Data”) designed to support compliance by the Acquired Companies with applicable Legal Requirements. To the knowledge of the Company, the Acquired Companies comply with all such policies, all Contracts by which any Acquired Company is bound, and other Legal Requirements, in each case, pertaining to data privacy and data security of any Personal Data, except to the extent that such noncompliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and to the knowledge of the Company there are no Legal Proceedings pending against any Acquired Company related to any such noncompliance. Since January 1, 2022, there have been no instances of unauthorized access, disclosure, processing, use, exfiltration, loss, theft, or security breaches of, or relating to, any Systems, material confidential information, Trade Secrets, or Personal Data used in the businesses of the Acquired Companies, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and to the knowledge of the Company, no Acquired Company has been required to notify any Person or Governmental Body of any of the foregoing.

Section 2.9        Contracts.

(a)            Section 2.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts, along with the Contracts required to be disclosed in Section 2.7(a)(i) of the Company Disclosure Letter, shall be deemed to constitute a “Material Contract”:

(i)             any Company Contract (A) with any current or former Company Associate pursuant to which any Acquired Company is or may become obligated to make or provide any severance, termination, retention, change in control, tax gross-up or similar payment or benefits to such Company Associate, except for severance, termination, or similar payments or benefits required by applicable Legal Requirements or (B) pursuant to which any Acquired Company is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Option, Company Warrant, or stock bonus other than accelerated vesting provided in any Company Equity Plan or any applicable award agreement under the Company Equity Plans;

(ii)            any Company Contract containing (A) any exclusivity obligations or otherwise limiting the freedom or right of an Acquired Company, in any material respect, to engage in any line of business, or to compete with any other Person in any location or line of business or (B) any “most favored nations” terms and conditions (including with respect to pricing) or similar restrictions with respect to pricing granted by an Acquired Company;

(iii)           any Company Contract that requires by its terms (A) the payment of cash or other consideration by Acquired Company in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2024, and (B) delivery of cash or other consideration to an Acquired Company in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2024, in each case excluding non-exclusive licenses for Open Source Software or commercially available Software with a replacement value of less than $50,000;

(iv)          any Company Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any other Acquired Company;

(v)           any Company Contract constituting a joint venture, partnership, or limited liability corporation for the sharing of profits and losses;

(vi)           any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Acquired Company, the pledging of the capital stock or other equity interests of the Company or any Acquired Company or prohibits the issuance of any guaranty by the Company or any Acquired Company;

(vii)         any Company Lease;

(viii)        any Contract relating to any disposition or acquisition by an Acquired Company of any Entity (or equity interests therein) or business (including assets constituting a material business or business lines) that has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(ix)           any (A) Government Contract and (B) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past five (5) years has been in effect or outstanding;

(x)            any Contracts (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent (5%) or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi)           any hedging, swap, derivative or similar Company Contracts;

(xii)          any Company Contract that requires any Acquired Company, or any successor to, or acquirer of, the Company or any other Acquired Company, to make any payment to another Person as a result of a change of control of any Acquired Company;

(xiii)         any Company Contract that contains a put, call or similar right pursuant to which any Acquired Company could be required, upon the exercise of such right, to purchase or sell, as applicable, any equity interests or assets of any Person that are material to such Acquired Company;

(xiv)         any Company Contract which constitutes a settlement or conciliation agreement (A) pursuant to which any Acquired Company is obligated after the date of this Agreement to pay consideration in an amount in excess of $250,000 or (B) that imposes any material obligation on any Acquired Company after the date of this Agreement;

(xv)          any Labor Agreement;

(xvi)         any Contract pursuant to which any Acquired Company has agreed to provide “most favored nation” status or other similar terms and conditions to any Person;

(xvii)        any Contract pursuant to which the Company has agreed to provide Services;

(xviii)       any other Contract that involves outstanding or future payment obligations of $250,000 or more and is not cancelable by the Company without penalty within sixty (60) days; and

(xix)         any other Company Contract not otherwise described in any other subsection of this Section 2.9(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b)            The Company has either delivered or made available to Parent or Parent’s Representatives or has publicly made available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and on SEDAR+, a true and complete copy of each Material Contract, including all amendments, waivers and changes thereto. Neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract and, neither the applicable Acquired Company, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is with respect to the Acquired Company party thereto and the other parties thereto a valid agreement, binding and in full force and effect. Each Material Contract is an enforceable obligation of the applicable Acquired Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). Since January 1, 2022, the Acquired Companies have not received any written notice regarding any violation or breach or default under, or intent to terminate or not renew, any Material Contract that has not since been cured. No Acquired Company has waived any rights under any Material Contract.

Section 2.10      Services; Support. All services provided by any Acquired Company to any third Person (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable services Contracts and in all material respects with all applicable Legal Requirements. There is no claim pending or, to the knowledge of the Company, threatened against any Acquired Company relating to any Services or services Contract and, to the knowledge of the Company, there is no reasonable basis for the assertion of any such claim. Section 2.10 of the Company Disclosure Letter sets forth all Contracts that obligate any Acquired Company to provide Services after the Effective Date (the “Services Agreements”), whether any Services Agreement contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, the applicable fee and rate structure and payment terms for Services provided thereunder, a summary of the Acquired Company’s remaining commitments and milestones or other delivery or time for performance requirements thereunder, and to the extent such Services Agreement contains a fixed price provision, the Acquired Company’s budgeted expense to fully perform and complete its obligations thereunder. No Acquired Company is party to or bound by any “loss contract” or other Contract (a “Loss Contract”) where the expected cost to complete the Contract exceeds either: (i) the fees and payments to be received pursuant to such Contract; or (ii) the Acquired Companies’ budgeted expense with respect thereto, and there is no reasonable basis to conclude that any Contract will become a Loss Contract.

Section 2.11      Liabilities. The Acquired Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for: (a) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business since the date of the Balance Sheet, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (d) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, dilution, misappropriation, dilution, violation of law or arising out of a claim or lawsuit), or in connection with the Transactions; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.12      Compliance with Legal Requirements; Export Controls.

(a)            Each Acquired Company is, and for the past three (3) years has been, in material compliance with all applicable Legal Requirements. During the past three (3) years, no Acquired Company has been charged with any unresolved violation of, any Legal Requirement or, as of the date hereof, has received written notice of any such charge.

(b)            During the past three (3) years, no Acquired Company, nor any of its respective directors, officers, or employees has been in violation of, or has been investigated for, or charged by any Governmental Body with a violation of any (i) applicable U.S. export and reexport control laws or regulations, including the U.S. Export Administration Regulations and the Foreign Assets Control Regulations, or (ii) other applicable import/export controls in other countries in which any Acquired Company conducts business (“Ex-Im Laws”).

(c)            During the past three (3) years, no Acquired Company has received any allegation, inquiry, notice or communication that alleges that the Acquired Company or any of its respective directors, officers, employees, agents or representatives or any other Person acting for or on behalf or at the direction of any of the Acquired Company may have violated, nor made any voluntary or directed disclosure or prior disclosure related to violations of any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and the Company is not aware of any such circumstances presently in existence reasonably likely to give rise to any such allegation, inquiry, notice or communication.

Section 2.13      Certain Business Practices. Neither the Company, nor any other Acquired Company nor, to the knowledge of the Company, any of their respective Representatives (in each case, acting in the capacity of a Representative of any Acquired Company) has since January 1, 2021, been a Sanctioned Person, nor directly or indirectly (a) transacted business with any Sanctioned Person, (b) used any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns, (d) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment, or (e) violated any provision of any applicable Anti-Corruption Laws, Ex-Im Laws, Sanctions, or any rules or regulations promulgated thereunder, any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirements of similar effect.

Section 2.14      Governmental Authorizations. The Acquired Companies hold, and since January 1, 2022 have held, all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their businesses are currently being conducted. The Governmental Authorizations held by the Acquired Companies are, and since January 1, 2022 have been, in all material respects valid and in full force and effect and no suspension or cancellation of any of the Governmental Authorizations is pending or threatened in writing or, to the knowledge of the Company, threatened orally. The Acquired Companies are in material compliance with the terms and requirements of such Governmental Authorizations.

Section 2.15      Tax Matters.

(a)            (i) Each material Tax Return required to be filed by the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any extensions of such due date), (ii) all such Tax Returns are true and complete in all material respects, (iii) all material Taxes that are due and payable by the Acquired Companies (whether or not shown as due and payable on such Tax Returns) have been paid, and (iv) there are no Encumbrances for a material amount of Taxes on any of the assets of the Company other than Permitted Encumbrances.

(b)            (i) No material claim, assessment or deficiency for any material Tax has been asserted, proposed, threatened or assessed by a Governmental Body in writing against any Acquired Company which claim, assessment or deficiency has not been paid, settled or withdrawn, (ii) no Acquired Company is currently the subject of any material examination, audit or proceeding regarding any material Tax by a Governmental Body, and (iii) no such material examination, audit or proceeding is pending or threatened in writing.

(c)            No Acquired Company (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (x) exclusively between or among the Acquired Companies, or (y) with third parties made in the ordinary course of business, the principal purpose of which is not Tax), (ii) has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Tax (including any affiliated group (within the meaning of Section 1504(a) of the Code) or any similar group under state, local or non-U.S. Legal Requirements) filing a combined, consolidated unitary or other similar Tax Return (other than a group the common parent of which is or was an Acquired Company) or (iii) has any material liability for the Taxes of another Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(d)            Since January 1, 2022, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as it relates to Section 355 of the Code).

(e)            No Acquired Company has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)             Section 2.15(f) of the Company Disclosure Letter lists all jurisdictions (whether non-U.S. or U.S.) in which any Acquired Company is required to file a Tax Return or to which any Tax is properly payable by any Acquired Company. Since January 1, 2018, no claim has been made by a Governmental Body in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim. No Acquired Company has, or has ever had, a permanent establishment or other taxable presence in any country (other than in such Entity’s jurisdiction of formation), as determined pursuant to such country’s applicable Law and any applicable Tax treaty or convention.

Section 2.16      Employee Matters; Benefit Plans.

(a)            The employment of each of the Acquired Companies’ employees located in the United States is terminable by the Acquired Companies at-will. Other than any officers or as disclosed in Section 2.16 of the Company Disclosure Letter, the employment of each of the Acquired Companies’ employees located outside of the United States is terminable by the Acquired Companies without payment of severance or provision of advance notice in excess of those required by applicable Legal Requirements.

(b)            The Acquired Companies are not party to or bound by, have no duty to bargain for, nor are currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization, works council or labor union representing any of their employees (each, a “Labor Agreement”) and there are no labor unions, organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Acquired Companies, and there have been no such representation or certification proceedings or, to the knowledge of the Company, demands in the past three (3) years. In the past three (3) years, (i) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of the Acquired Companies, (ii) there has not been any unfair labor practice charge, material grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof affecting the Acquired Companies or any of their employees. The Acquired Companies owe no pre-signing or pre-Closing notice, consultation or other obligations with respect to any labor union, labor organization or works council in connection with the Transactions.

(c)            In the past three (3) years, (i) the Acquired Companies have complied in all material respects with all applicable Legal Requirements related to labor, employment and employment practices, including any pertaining to payment of wages and hours of work, immigration (including the completion of Forms I-9 for all U.S. employees and confirmation of employee visas), leaves of absence, plant closings and mass layoffs (including WARN), employment statutes or regulations, workplace health and safety, retaliation, discrimination, whistleblowing, equal opportunity, affirmative action, labor practices, harassment, workers’ compensation, unemployment insurance, and the proper classification and treatment of exempt and non-exempt employees, individual independent contractors, and other non-employee service providers for all applicable purposes, (ii) there has been no Legal Proceeding pending or threatened in writing or, to the knowledge of the Company, threatened orally relating to such applicable Legal Requirements and (iii) the Acquired Companies have fully and timely paid all compensation that has come due and payable to their current or former employees and independent contractors under applicable Legal Requirements, Contracts or company policy.

(d)            The Acquired Companies have reasonably investigated all sexual harassment, or other material misconduct allegations against any officers, directors, partners or executive- or senior supervisory-level employees of the Acquired Companies with respect to which the Company has knowledge. With respect to each such allegation (except those the Acquired Companies reasonably deemed to not have merit), the Acquired Companies do not anticipate any material liability and have taken corrective action reasonably calculated to prevent further improper action.

(e)            Section 2.16(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material Employee Plans (other than (i) any offer letters with employees of any Acquired Company that do not provide for the payment of severance or equivalent benefits, retention, change in control or similar payments, or the acceleration of equity or equity-based incentive awards or the grant of equity or equity-based awards (including any stock bonuses and Other Equity-Based Incentive Awards) that is not otherwise formally effectuated by a separate plan or agreement, (ii) standard equity grant notices in such forms as have been made available to Parent, with respect to employees of the Acquired Companies, (iii) agreements with consultants entered into in the ordinary course of business, or (iv) Foreign Employee Plans that are administered by a Governmental Body and required by applicable Legal Requirements (collectively, “Excluded Employee Plans”)) and separately identifies each material Foreign Employee Plan. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan true and complete copies of the following (other than any Excluded Employee Plans), as relevant: (A) all current plan documents and any material amendments thereto, and all related trust, insurance or other funding documents; (B) any currently effective determination letter or opinion letter received from the IRS; (C) the most recent annual actuarial valuation and the most recent Form 5500 (including all schedules and attachments thereto); (D) the most recent summary plan descriptions and any material modifications thereto; (E) the most recent nondiscrimination (including coverage and compliance) tests required to be performed under the Code; and (F) all non-routine correspondence with any Governmental Body during the past three (3) years.

(f)             Neither an Acquired Company nor any other Person that is or, at any relevant time, would have been considered a single employer with any of the Acquired Companies under the Code or ERISA currently sponsors, maintains, contributes to, has an obligation to contribute to or otherwise has any current or contingent liability or obligation under or with respect to, or has during the past six (6) years maintained, contributed to, or been required to contribute to, (i) a plan that is or was subject to Title IV of ERISA or Section 412 of the Code or any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code) or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA.

(g)            Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the tax qualification thereof. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Employee Plans is now and has been maintained, funded, administered and operated in compliance in with its terms and all applicable Legal Requirements, including ERISA and the Code, (ii) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan, (iii) there is no Legal Proceeding or claim (other than routine and undisputed claims for benefits) pending or threatened in writing or, to the knowledge of the Company, threatened orally with respect to any Employee Plan (or the assets thereof), (iv) all contributions and other payments that have become due with respect to each Employee Plan have been timely made or paid and (v) no Acquired Company has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h)            Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar Legal Requirement) for which the recipient pays the full premium cost, neither any Acquired Company nor any Employee Plan provides or has any obligation to provide post-employment health or life insurance benefits to any present or former employee, officer or director of an Acquired Company or any other Person pursuant to any retiree medical benefit plan or otherwise.

(i)             Except as required by this Agreement, without limiting the generality of the other representations in this Section 2.16(i), except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Foreign Employee Plans now complies and has been maintained, funded, administered and operated in compliance with its terms and applicable local Legal Requirements, and (ii) each such plan that is intended to be funded and/or book-reserved is funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. Each Foreign Employee Plan required by local Legal Requirements to be registered or approved by a Governmental Body has been so registered or approved. No Foreign Employee Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement, and no material unfunded or underfunded liabilities exist with respect to any Foreign Employee Plan.

(j)             Except as set forth in Section 2.16(j) of the Company Disclosure Letter, the consummation of any of the Transactions (including in combination with any other event or circumstance) would not reasonably be expected to (i) accelerate the time of payment, funding or vesting, or increase the amount of, compensation or benefits due under any Employee Plan or otherwise, (ii) result in any material compensation or benefits (including any severance) becoming due or payable to any current or former Company Associate, or (iii) materially restrict the ability of Parent or any of its Affiliates to amend, merge or terminate any Employee Plan on or after the Effective Time.

(k)            Except as set forth in Section 2.16(k) of the Company Disclosure Letter, the consummation of any of the Transactions (including in combination with any other event or circumstances) would not reasonably be expected to result in the payment of any amount or provision of any benefit that could, individually or in combination with any other amount or benefit, constitute an “excess parachute payment” as defined in Section 280G of the Code.

(l)             Each Employee Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all material respects in compliance with Section 409A of the Code and all applicable guidance thereunder; and no amount under any such Employee Plan has been, is or is reasonably expected to be subject to any Tax under Section 409A of the Code.

(m)            No Acquired Company maintains any obligations to gross-up, indemnify or reimburse any current or former Company Associate for any Tax, including under Sections 409A or 4999 of the Code.

Section 2.17      Environmental Matters. Except as set forth on Section 2.17 of the Company Disclosure Letter:

(a)            No Acquired Company has received any written notice regarding actual or alleged material violation by any Acquired Company of Environmental Laws or any liability or investigatory, remedial or corrective obligations of the Company under Environmental Laws or with respect to Hazardous Materials.

(b)            No Third-Party Environmental Claim or Regulatory Action has been taken, is pending or is, to the knowledge of the Company, threatened against any Acquired Company.

(c)            None of the Company Properties is listed on a List.

(d)            No Company Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a facility for selling, dispensing, storing, transferring, disposing or handling Hazardous Materials, other than as permitted in valid plans of operation, mine plans or other Governmental Authorizations pertaining to any Acquired Company’s activities and operations.

(e)            To the knowledge of the Company, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Company Properties, including the presence of any Hazardous Materials that have come to be located on or under the Company Properties from another location, other than in material compliance with applicable Environmental Laws.

(f)             Each Acquired Company is in material compliance with all Environmental Laws applicable to its operations and the Company Properties at all times have been used and operated in all material respects in compliance with all applicable Environmental Law.

(g)            Since the date on which Acquired Companies first acquired the Company Properties, the Acquired Companies have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to such Company Properties.

(h)            Since the Acquired Companies acquired each Company Property, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of such Company Property, other than in compliance with applicable Environmental Law.

(i)             The Acquired Companies have not arranged, by Contract, agreement, or otherwise, for the disposal, transportation, or treatment of Hazardous Substances at any location such that any Acquired Company has incurred or would reasonably be expected to incur material liability;

(j)             There are no underground storage tanks located on, under or about the Company Properties or such tanks have been located on, under or about the Company Properties and have been subsequently removed or filled in compliance with applicable Environmental Law. If any above-ground storage tanks exist on, under or about the Company Properties, such storage tanks have been duly registered with all appropriate Governmental Bodies as required and are otherwise in compliance with all applicable Environmental Laws.

(k)            The Company has made available to Parent all reports, plans, audits, investigations, and all material documents that any Acquired Company has prepared, obtained or ordered, or has in the Acquired Companies’ possession or control, with respect to the Acquired Companies’ compliance with Environmental Laws or the environmental condition of the Company Properties.

(l)             No Encumbrance has been attached or filed against any Acquired Company in favor of any Person for: (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

(m)           Insurance. The Company has delivered or made available to Parent or Parent’s Representatives a true and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effective, all such insurance policies are (x) in full force and effect (except for any expiration thereof in accordance with its terms), and (y) to the Company’s knowledge, are valid and enforceable, no notice of cancellation or modification has been received as of the date hereof, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 2.18      Legal Proceedings; Orders.

(a)            There is no, and since January 1, 2022 there has not been any, Legal Proceeding pending or threatened in writing (or, to the knowledge of the Company, threatened orally) against an Acquired Company or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            There is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment to which an Acquired Company or its assets is subject other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            No investigation, inquiry or review by any Governmental Body with respect to any Acquired Company is pending or threatened in writing or, to the Company’s knowledge, is being threatened orally, other than any investigations or reviews that, individually or the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 2.19      Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and, subject to obtaining the Company Required Vote, to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its obligations hereunder; or (c) except for the receipt of the Company Required Vote, the consummation of the Transactions. The Company Board (at a meeting duly called and held) has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger are advisable and fair to, and in the interests of, the Company and its stockholders, (ii) adopted this Agreement, and authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations. The Company Board has not adopted or approved any resolution pursuant to NRS 92A.380(1)(d) or NRS 92A.390(1) granting dissenter’s, appraisal or similar rights to any holder of Shares or any other equity interests of or in the Company, or to any other Person.

Section 2.20      Related-Party Transactions. Other than the Company’s Employee Plans, the Secured Loan Documents, and the Unsecured Loan Documents, no stockholders, members, managers, directors, officers, employees, agents or Affiliates of any Acquired Company are, or since January 1, 2022 have been, a party to any Company Contracts with or binding upon any Acquired Company or any of its respective properties or assets or has any material interest in any property used by any Acquired Company, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed in the Company SEC Documents prior to the date hereof.

Section 2.21      Merger Approval. The only vote of the holders of any class or series of capital stock or other securities of the Company or any other Acquired Company required to adopt this Agreement and approve the Transactions is the Company Required Vote.

Section 2.22      Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the NRS, the HSR Act, if applicable, any other applicable Antitrust Laws, Canadian Securities Laws, and the rules and regulations of the Exchange, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions (including the treatment of Company Options and Company Warrants pursuant to Section 1.8) will not: (a) conflict with or cause a violation of any of the provisions of the Articles of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in any violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent or waiver under, any material Contract; or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Acquired Companies under, any Material Contract, except in the case of clauses (b),(c), and (d) for such violations, conflicts, breaches, terminations, cancellations, losses and Encumbrances, defaults, and for any consents or waivers not obtained, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act, the NRS, the HSR Act, any other applicable Antitrust Laws, Canadian Securities Laws, and the rules and regulations of the Exchange, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.23      Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor, as financial advisor to the Company Board, dated on or prior to the date of this Agreement, that, as of the date of such opinion and subject to the various limitations, qualifications, assumptions and disclaimers set forth therein, the Merger Consideration to be received by the holders of Shares (other than the Company, Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of the Company or Parent) pursuant to, and in accordance with, this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, rescinded or modified in any way.

Section 2.24      Financial Advisor. Except for the Company Financial Advisor, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 2.25      Takeover Laws. On or prior to the date of this Agreement, the Company Board has taken all action necessary so that no Takeover Law or any anti-takeover provision in Articles of Incorporation or bylaws (or similar organizational documents) of the Company (including any restrictions on business combinations contained therein) is applicable to the Company, the Shares or any other equity interests in the Company, this Agreement, the Merger or the Transactions.

Section 2.26      No “Collateral Benefit”. Except as disclosed in Section 2.26 of the Company Disclosure Letter, to the knowledge of the Company, no related party of the Company (within the meaning of MI 61-101) will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

Section 2.27      Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties of Parent, Merger Sub or HoldCo regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. Such representations and warranties by Parent and Merger Sub, together with the representations and warranties of the HoldCo set forth in Section 8.12, constitute the sole and exclusive representations and warranties of Parent, Merger Sub, HoldCo and their respective Affiliates in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent, Merger Sub, HoldCo and their respective Affiliates.

Section 2.28      CFIUS. Neither the Company nor any of the other Acquired Companies (i) produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies” as such term is defined in 31 C.F.R. § 800.215, (ii) performs any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” as such term is defined in 31 C.F.R. § 800.212, or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens as such term is defined in 31 C.F.R. § 800.241; accordingly, neither the Company nor any of the other Acquired Companies is a “TID U.S. business” as such term is defined in 31 C.F.R. § 800.248.

Section 2.29      2023 Company Warrants. The 2023 Company Warrants are, and at all times since January 1, 2025 have been, “held of record” (as such term is defined in Rule 12g5-1 under the Exchange Act) by less than 300 persons (as such term is defined in the Exchange Act (and the rules and regulations promulgated thereunder)).

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant as of the date of this Agreement (unless a representation and warranty expressly states that it is made as of a different date) to the Company as follows:

Section 3.1       Due Organization. Parent is a corporation and Merger Sub is a corporation, in each case duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure does not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company or Company’s Representatives true and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto, as in effect on the date hereof.

Section 3.2        Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.

Section 3.3        Authority; Binding Nature of Agreement. Parent has all requisite corporate power and authority, and Merger Sub have all requisite corporate power and authority, in each case to execute and deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary limited liability company action on the part of Parent and all necessary corporate action on the part of Merger Sub, and their respective boards of directors or other governing bodies, and no other limited liability company proceedings on the part of Parent or corporate proceedings on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the filing and effectiveness of appropriate merger documents as required by the NRS). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Limitations.

Section 3.4        Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the NRS, the HSR Act, if applicable, and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the articles of incorporation or certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any material Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC and the Canadian Securities Regulators, and the submission to the TSX for review, of the Proxy Statement), state takeover laws, the NRS, or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement nor any of the Transactions that has not already been obtained as of the date hereof.

Section 3.5        Disclosure. None of the information with respect to HoldCo, Parent or Merger Sub supplied or to be supplied by or on behalf of HoldCo, Parent or Merger Sub nor any of their Subsidiaries or Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC and the Canadian Securities Regulators, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The representations and warranties contained in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto based upon information supplied by any Person other than Parent or Merger Sub or their respective Representatives (including the Company or any of its Representatives) specifically for use or incorporation by reference therein.

Section 3.6        Absence of Litigation. There is no Legal Proceeding pending or threatened in writing (or, to the knowledge of Parent, threatened orally) against Parent or Merger Sub, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, nor any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.7        Sufficiency of Funds. Parent has sufficient access to financial resources, and at the Closing will have sufficient cash to enable Merger Sub and the Surviving Corporation to (a) make the payment of the aggregate Merger Consideration payable pursuant to Section 1.5, (b) pay all amounts payable in respect of Company Options and Company Warrants pursuant to Article I, including any applicable withholding amounts, (c) pay all amounts necessary to repay any outstanding Indebtedness of the Acquired Companies required to be repaid by this Agreement in connection with the Closing pursuant to the Pay-Off Letters, as applicable, and (d) pay all fees, costs and expenses required to be paid at the Closing by any Acquired Company, Parent or Merger Sub in connection with the consummation of the Merger.

Section 3.8        Stockholder and Management Arrangements. As of the date hereof, other than the Voting Agreement, neither Parent or Merger Sub nor any of its respective Affiliates is a party to any Contract, nor has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Company Stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Stock; (ii) such holder of Company Stock has agreed to approve this Agreement or vote against any superior offer; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investments to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 3.9        Ownership of Company Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns as of the date hereof, and at all times for the past three (3) years prior to the date hereof neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Company Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of Company Stock.

Section 3.10      Acknowledgement by Parent and Merger Sub.

(a)            Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II, including the Company Disclosure Letter. Such representations and warranties by the Acquired Companies constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article II, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

(b)            In connection with the due diligence investigation of the Acquired Companies by Parent and Merger Sub and certain other Parent-Related Parties, Parent and Merger Sub and other Parent-Related Parties have received and may continue to receive after the date hereof from the Acquired Companies and the other Company-Related Parties certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except with respect to the representations and warranties expressly set forth in Article II, including the Company Disclosure Letter, Parent and Merger Sub will have no claim against the Acquired Companies, any other Company-Related Party, or any other Person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that, except with respect to the representations and warranties expressly set forth in Article II, including the Company Disclosure Letter, neither the Acquired Companies nor any other Company-Related Party, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 3.11      Solvency. As of the Effective Time and immediately after giving effect to the Merger, and, assuming the accuracy of the representations and warranties set forth in Article II and the satisfaction of all of the conditions set forth in Section 6.1 and Section 6.2 immediately prior to the Effective Time, (a) the amount of the “fair saleable value” of the assets (on a going-concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

Section 3.12     Brokers and Other Advisors. Other than RBC Capital Markets, no broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent or any of its Affiliates.

Article IV

CERTAIN COVENANTS OF THE COMPANY

Section 4.1        Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide Parent and Parent’s Representatives with reasonable access (including electronic access) to each of the Acquired Company’s properties, personnel, offices, books and records, Contracts, commitments, work papers and other documents and information relating to the Company and provide copies of such books and records, Contracts, commitments, work papers and other documents and information relating to the Company (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.1 or Section 5.1, to any Acquisition Proposal), in each case as Parent reasonably requests solely for the purposes of furthering or preparing for the consummation of the Merger or the other Transactions; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to permit any inspection or physical testing of real property that in the reasonable judgment of the Company would be detrimental to the Acquired Companies’ business or operations if the Transactions are not consummated nor shall anything herein require the Company to disclose any information to Parent if such disclosure would, upon the advice of outside legal counsel, (a) jeopardize any attorney-client or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (b) contravene any applicable Legal Requirement (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene applicable Legal Requirement; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines, on the advice of outside legal counsel, that doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws), (c) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative, or (d) be for the purpose of disclosing such document or information in any Legal Proceeding between the Parties. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, as though it was the “Recipient” thereto, and shall instruct Parent’s Representatives to comply with, all of its obligations under that certain Confidentiality Agreement entered into between the Company and AngloGold Ashanti Holdings plc dated April 16, 2025 in respect of the Transactions, which Confidentiality Agreement is set forth on Section 4.1 of the Company Disclosure Letter (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 4.1 shall be directed to the executive officer or other Person designated by the Company. Despite anything in this Section 4.1 to the contrary, nothing in this Section 4.1 shall be construed to require any Acquired Company or any of its respective Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available. Notwithstanding anything to the contrary contained herein, the Company shall (a) use commercially reasonable efforts to conduct its response to any audits, investigations or Legal Proceedings with respect to international trade, duties and customs matters actively and diligently, (b) keep Parent reasonably informed of all substantive developments and events relating to such matters (including by promptly forwarding copies to Parent of any correspondence or other materials sent to or received from any Governmental Body with respect thereto), (c) provide Parent (or Parent’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials (including any correspondence) prepared by or on behalf of the Company in connection with such matters, reasonably in advance of the submission of such filings or material, and (d) reasonably consult with Parent in connection with the prosecution and defense of such matters; provided, however, that the Company shall not be required to disclose any information to Parent pursuant to this sentence if such disclosure would, upon the advice of outside legal counsel, jeopardize any attorney-client or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege).

Section 4.2       Operation of the Acquired Companies’ Business.

(a)            During the Pre-Closing Period except (i) as expressly required or expressly permitted by this Agreement or as required by applicable Legal Requirements, (ii) with the prior written consent of Parent or (iii) as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company shall, and shall cause the other Acquired Companies to, (x) conduct their respective business in the ordinary course of business in all material respects, and (y) use commercially reasonable efforts to preserve their current relationships with material customers, vendors, distributors, lessors, licensors, licensees, creditors and other material business relations; provided that no action taken by any Acquired Company to the extent expressly permitted by an exception to any of the subclauses of Section 4.2(b) shall constitute a breach of this Section 4.2(a).

(b)            During the Pre-Closing Period, except (x) as expressly required or expressly permitted by this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (z) as set forth in Section 4.2(b) of the Company Disclosure Letter, the Acquired Companies shall not:

(i)            (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, securities, other property or any combination thereof) in respect of any shares of its capital stock (including the Company Common Stock) or other equity, equity linked or voting interests, except for dividends or other distributions by a Subsidiary of the Company to the Company or another wholly- owned Subsidiary of the Company; (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants, options or other convertible or exercisable securities to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Options or Company Warrants (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Options or Company Warrants (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options or Company Warrants as required pursuant to the terms of any such Company Options or Company Warrants (in effect as of the date hereof); or (4) pursuant to transactions solely between or among Acquired Companies; (C) modify the terms of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests; or (D) enter into any agreement with respect to the voting or registration of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests;

(ii)            split, combine, subdivide, adjust, recapitalize or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (including the Company Common Stock) any of its other equity, equity-linked or voting interests;

(iii)           sell, issue, grant, deliver, pledge, transfer, encumber or authorize or commit to the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Acquired Company, (B) any option, call, warrant, restricted securities, right to acquire any capital stock, equity interest or other security of the Acquired Company or equity or equity-based incentive awards, stock bonuses, phantom equity or Other Equity-Based Incentive Awards or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Company (except that the Company may issue Shares as required to be issued upon the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement as required pursuant to the terms of any such Company Options or Company Warrants (in effect as of the date hereof));

(iv)          (A) modify or amend in any material respect, or terminate or waive any material right under, any Material Contract (except for any modification (including any renewal, amendment, termination (including any non-renewal) or waiver) in the ordinary course of business or that is not adverse to the Acquired Companies, in the aggregate, in any material respect), or (B) enter into any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof (other than entry into any such Contract in the ordinary course of business);

(v)           (A) assign, license, sell, abandon, allow to lapse or otherwise dispose of any material Intellectual Property Right, other than non- exclusive licenses granted in the ordinary course of business, or (B) disclose any Trade Secrets, other than pursuant to a reasonable written confidentiality agreement or binding confidentiality obligation;

(vi)          (A) establish, enter into, adopt, terminate, modify or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or take any action to accelerate the vesting, payment or funding of any compensation or benefit under, any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), except that the Acquired Companies: (x) may amend any Employee Plans to the extent required by applicable Legal Requirements; and (y) may replace, renew or extend a broadly applicable Employee Plan in the ordinary course of business consistent with past practice that does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement; (B) pay or grant, or commit to pay or grant, to any current or former Company Associate any equity or equity-based incentive awards, stock bonuses (whether pursuant to any Company Equity Plan or otherwise) or Other Equity-Based Incentive Awards, material compensation or benefit (including any severance, retention, change in control or similar payments or benefits), or any increase in any compensation or benefits; or (C) hire, engage, promote or terminate (other than for cause) any Company Associate whose annual base compensation is or would be greater than $125,000;

(vii)         amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, except as may be required by Legal Requirement or the rules and regulations of the Exchange;

(viii)        make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Acquired Companies, (B) advances for employee business and travel expenses in the ordinary course of business in immaterial amounts, (C) the extension of trade credit to customers in the ordinary course of business, or (D) acquisitions of marketable securities which are convertible into cash within ninety (90) days or less and representing non-controlling minority interests of less than two percent (2%) of the total outstanding share capital of such Person;

(ix)           form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, legal partnership or limited liability company or similar arrangement or, except to another Acquired Company, agree or otherwise commit to make a capital contribution in any Entity;

(x)            make or authorize any capital expenditure except (A) in accordance with the capital budget set forth on Section 4.2(b)(x) of the Company Disclosure Letter or (B) capital expenditures not addressed by the foregoing clause (A) that do not exceed $250,000 individually, or $500,000 in the aggregate;

(xi)           incur any Indebtedness after the date of this Agreement except for (A) Indebtedness reasonably necessary to finance capital expenditures permitted under Section 4.2(b)(xi), (B) Indebtedness incurred to refinance, extend or replace existing Indebtedness outstanding on the date hereof (which is not for an aggregate principal amount greater than such existing Indebtedness and which is prepayable at any time without premium or penalty), (C) guarantees by the Company of existing Indebtedness of any other Acquired Company, (D) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and for immaterial amounts, (E) Indebtedness incurred under any existing credit facilities as in effect on the date hereof, and (F) Indebtedness under amendments to the Secured Loan Documents and the Unsecured Loan Documents to fund business expenses incurred in the ordinary course that do not exceed $3,500,000 in the aggregate, excluding the amount of Indebtedness set forth under Section 4.2(b)(xi) of the Company Disclosure Letter;

(xii)          sell, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew, guarantee, exchange or swap, lease, transfer, mortgage or otherwise encumber or subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or assign any (x) rights, properties or assets with a fair market value that is individually in excess of $50,000 or in the aggregate in excess of $100,000 or (y) any Unpatented Mining Claims, except (A) dispositions of supplies, inventory, merchandise or products to customers in the ordinary course of business, dispositions of obsolete, surplus or worn-out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Company and dispositions of marketable securities for cash in the ordinary course of business, or (B) transfers between or among the Acquired Companies;

(xiii)         acquire from any third-party any (A) business or assets (other than purchases of raw materials and supplies in the ordinary course of business), or (B) equity interests of any Person, in each case of clauses (A) and (B), including by merger, consolidation or acquisition of stock or assets;

(xiv)        (A) make, change or revoke any material Tax election in a manner materially inconsistent with past practice, (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return, (D) settle or compromise any material claim, notice, audit, investigation, assessment or other proceeding with respect to material Taxes, (E) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (in each case, other than an agreement entered into in the ordinary course of business and the principal purpose of which is not Tax), (F) execute any closing agreement relating to any material amount of Tax, (G) affirmatively surrender or compromise any right to claim a material Tax refund or (H) consent to any extension or waiver of the statute of limitations period with respect to the assessment or examination of any material Tax (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

(xv)          commence any Legal Proceeding, other than: (A) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business or the business of the Acquired Companies (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (B) subject to any limitations set forth in other provisions of this Agreement, in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvi)         settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement or compromise involving only the payment of monies by the Acquired Companies (net of recoveries under insurance policies or indemnity obligations) of not more than $250,000 individually or $500,000 in the aggregate, or (C) any settlement or compromise that results in no monetary obligation of any Acquired Company or the Acquired Company’s receipt of payment; provided that no such settlement or compromise shall involve any injunctive or equitable relief, or impose material restrictions on the Acquired Companies, taken as a whole;

(xvii)       (A) modify, extend, terminate, negotiate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Acquired Companies, (B) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, or other actions that could require advance notice under WARN, or (C) affirmatively waive any restrictive covenant obligation of any current or former employee or independent contractor;

(xviii)       adopt or implement any stockholder rights plan or similar arrangement;

(xix)         make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Acquired Companies, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Legal Requirement, including Regulation S-X under the Securities Act, or (C) by any Governmental Body (including the Financial Accounting Standards Board or any similar organization);

(xx)          adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies (other than a dormant Subsidiary of the Company in the ordinary course of business);

(xxi)         enter into any new line of business that is not directly related to, and is not an extension of, the Business;

(xxii)        maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(xxiii)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

(xxiv)       authorize any of, or agree or commit to take any of the actions described in clauses (i) through (xxiii) of this Section 4.2(b).

Without limiting the foregoing, prior to the Effective Time, each of Parent and the Company shall exercise, consistent and in accordance with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 4.3        No Solicitation.

(a)            For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company (and its Subsidiaries) than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company or any of its Subsidiaries from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(b)            Except as otherwise expressly permitted by this Section 4.3, during the Pre-Closing Period, the Acquired Companies shall not, and shall direct their Representatives not to, and shall not knowingly permit any of their Representatives to, (i) engage in any solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any non-public information relating to any Acquired Company or its business, properties, assets, books, records or other non-public information, in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (C) enter into, approve or endorse any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”) or (D) authorize or commit to any of the foregoing. Immediately following the execution of this Agreement, the Acquired Companies will cease and cause to be terminated all discussions or negotiations between the Acquired Companies and any Person and such Person’s Representatives (other than Parent and its Affiliates and its and their respective Representatives) in connection with any potential Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement (and in any event within three (3) business days of the date of this Agreement), the Company shall (i) deliver a written notice to each Person (other than Parent and its Affiliates) that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within twelve (12) months prior to the date of this Agreement, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and such notice shall also direct such Person to promptly return or destroy all confidential information concerning the Acquired Companies in accordance with the terms of any confidentiality agreement between such Person and any Acquired Company and (ii) terminate all physical and electronic data room access previously granted to any Persons and its Representatives (other than Parent and its Representatives) in connection with any potential Acquisition Proposal. None of the Acquired Companies shall modify, amend or terminate, or waive, release or assign any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it is a party relating to any such Acquisition Proposal and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement; provided, that the Acquired Companies shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make an Acquisition Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to so waive would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(c)            Notwithstanding anything in this Section 4.3 or any other provisions of this Agreement to the contrary, but subject to compliance with Section 5.1, in the event that, at any time after the date hereof and prior to the receipt of the Company Required Vote, any Acquired Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 4.3 from any Person or group of Persons, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to clarify any ambiguous terms and conditions of such Acquisition Proposal and inform such Person or group of Persons of the terms of this Section 4.3 and Section 5.1 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take any action set forth in the following clauses (A) or (B) would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall provide to Parent, prior to or substantially concurrently with the provision of such information to such Person or group of Persons, all such information that is provided to any such Person or group of Persons given such access which was not previously provided to Parent or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and its respective Representatives and financing sources with respect to such Acquisition Proposal, including negotiating a Company Acquisition Agreement.

(d)            Following the date of this Agreement, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent in writing if (A) any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, are received by the Acquired Companies or any of their Representatives, (B) any non-public information is requested from any Acquired Company or any of their Representatives in connection with or related to any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal or (C) any discussions or negotiations with third parties relating to or in connection with any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal are sought, requested or continued, (ii) provide Parent with a written summary of the material terms and conditions of any of the foregoing, including the identity of the Person making such inquiry, proposal, offer or Acquisition Proposal (including copies of any written materials related thereto), (iii) keep Parent reasonably informed of any material developments relating thereto on a reasonably prompt basis (including copies of any written materials related to any amendments or modifications thereto) and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such inquiry, proposal, offer or Acquisition Proposal.

(e)            Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or any committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act; provided, that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 5.1(b), it being understood that any of the foregoing which solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed a Company Adverse Change Recommendation, in each case, so long as neither the Company Board nor any committee thereof takes any action set forth in Section 5.1(a).

(f)             The Company agrees that in the event any other Acquired Company or any Representative of the Company or any of the Acquired Companies takes any action (or omits to take any action) which, if taken (or not taken) by the Company, would constitute a breach of this Section 4.3, such action (or omission) shall be deemed to constitute a breach of this Section 4.3 by the Company.

Article V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1        Company Board Recommendation.

(a)            During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) business day after Parent so requests in writing (it being understood that the Parent shall only be entitled to make up to two (2) such reaffirmation requests), (D) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (E) if any tender offer or exchange offer is commenced for equity securities of the Company, fail to recommend against such tender offer or exchange offer by the earlier of (1) the tenth (10th) business day after the commencement of such tender offer or exchange offer and (2) the third (3rd) business day prior to the Company Stockholders Meeting other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (F) condition or qualify the Company Board’s approval of the Transactions and/or the Merger on any vote, other than the Company Required Vote, of the holders of any class or series of capital stock or other securities of the Company or any other Acquired Company (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(b)            Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i)             in the event that (x) any Acquired Company or any of its Representatives receives a written Acquisition Proposal (which Acquisition Proposal did not result from a breach of Section 4.3) from any Person that has not been withdrawn and (y) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board (or a committee thereof) may (A) make a Company Adverse Change Recommendation, or (B) authorize the Company to terminate this Agreement in accordance with Section 7.1(h) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) at least five (5) business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice shall not (in and of itself) constitute a Company Adverse Change Recommendation); and (3) (I) the Company shall have provided to Parent unredacted copies of the most current drafts of any proposed Company Acquisition Agreement with respect to an Acquisition Proposal and any financing commitments or other agreements to be entered into in connection with such Acquisition Proposal and a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.3(d), (II) the Company shall have afforded Parent five (5) business days (the “Match Period”) after delivery of the Determination Notice and the documents contemplated by the foregoing clause (I) to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement and any revisions thereto proposed to be made by Parent, if any, prior to 11:59 p.m. Pacific Time on the last day of the Match Period, the Company Board (or a committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1, so long as such communication solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and neither the Company Board nor any committee thereof takes any action set forth in Section 5.1(a). The provisions of Section 5.1(b)(i)(2) and Section 5.1(b)(i)(3) shall also apply to any amendment to any economic terms or any material non-economic terms of any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be three (3) business days; and

(ii)            other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least five (5) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C) (1) the Company shall have afforded Parent five (5) business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement and shall have negotiated, to the extent Parent desires to negotiate, in good faith with Parent with respect to such proposed revisions, so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and (2) after considering the terms of this Agreement and the effect of proposed revisions made by Parent, if any, prior to 11:59 p.m. Pacific Time on the fifth (5th) business day following delivery of the Determination Notice, the Company Board (or a committee thereof) shall have determined, in good faith after consultation with its outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would still be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. For the avoidance of doubt, the provisions of Section 5.1(b)(ii)(B) and Section 5.1(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that references to five (5) business days shall be deemed to be two (2) business days.

(iii)            Notwithstanding anything in the Confidentiality Agreement to the contrary, nothing therein shall prohibit or limit the ability of Parent or any of its Affiliates or Representatives to make any proposals to, or undertake any negotiations with, the Company as contemplated by this Section 5.1.

Section 5.2         Proxy Statement.

(a)            As promptly as reasonably practicable (and in any event within twenty (20) business days) following the date of this Agreement, the Company shall prepare and file with the SEC, the Canadian Securities Regulators, and the TSX, in preliminary form, a proxy statement relating to a meeting of the Company Stockholders (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”) for the purpose of obtaining the Company Required Vote. Subject to Section 5.1(b), the Company Board shall include the Company Board Recommendation in the Proxy Statement. The Company shall also include in the Proxy Statement, and shall obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy Statement, in its entirety, the fairness opinion described in Section 2.23, together with a summary thereof. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and Parent shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC, the Canadian Securities Regulators or the TSX. The Company will cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and the NRS and the rules and regulations of the SEC, the Canadian Securities Regulators and the TSX. The Company covenants that, on the date of filing, the date of mailing to the Company Stockholders and at the time of the Company Stockholder Meeting, the Proxy Statement (excluding any information supplied by Parent, Merger Sub, HoldCo or their Affiliates or Representatives, in each case, specifically for inclusion or incorporation by reference in the Proxy Statement) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC, the Canadian Securities Regulators or the TSX with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC and the TSX as promptly as reasonably practicable and to file the Proxy Statement with the SEC and the Canadian Securities Regulators in definitive form promptly thereafter. The Company shall promptly notify Parent upon the receipt of any (written or oral) comments from the SEC, the Canadian Securities Regulators or the TSX and of any request from the SEC, the Canadian Securities Regulators or the TSX for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all such written correspondence between the Company or any Company Representatives, on the one hand, and the SEC, the Canadian Securities Regulators and/or the TSX, on the other hand (and summaries of any oral conversations) with respect to the Proxy Statement or the Transactions. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or the Canadian Securities Regulators and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives should be discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file, in form mutually acceptable to Parent and the Company, an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC, the Canadian Securities Regulators and the TSX and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.

(b)            The Company shall, as promptly as reasonably practicable (and in no event later than ten (10) business days) after the date on which the SEC and the TSX confirm that the SEC and the TSX have no further comments to the Proxy Statement or if there is or has been no review of the Proxy Statement by SEC or the TSX, the expiration of the relevant review period by the SEC or the TSX therefor, (i) mail or cause to be mailed the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws and (ii) subject to applicable Legal Requirements (including conducting a broker search pursuant to Section 14a-13 of the Exchange Act in order to hold the Company Stockholders Meeting as described in this Section 5.2(b)) take all other action necessary under all applicable Legal Requirements, the Articles of Incorporation, the Company’s bylaws and the rules of the TSX to duly call, give notice of, convene and hold the Company Stockholders Meeting. The Company shall hold the Company Stockholders Meeting as promptly as reasonably practicable in accordance with applicable Legal Requirements after the date on which the Proxy Statement mailing to Company Stockholders is complete. Notwithstanding anything to the contrary in this Agreement, the Company may adjourn, recess or postpone the Company Stockholders Meeting (A) with the prior written consent of Parent, (B) after consultation with Parent, to the extent the Company determines such adjournment, recess or postponement is necessary or advisable to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with outside legal counsel) is required under applicable Legal Requirements or the rules and regulations of the SEC to be disseminated and reviewed by the Company Stockholders within reasonable amount of time in advance of the Company Stockholders Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions or (D) after consultation with Parent, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Company Required Vote (it being understood that, with respect to clauses (B) and (D) above, the Company shall not postpone or adjourn the Company Stockholders Meeting more than two times without Parent’s prior written consent). The Company shall, unless there has been a Company Adverse Change Recommendation, use commercially reasonable efforts to (1) solicit from the Company Stockholders proxies in favor of the Company Required Vote, and (2) take all other actions necessary or advisable to secure the Company Required Vote. The Company shall, upon the request of Parent following the dissemination of the definitive Proxy Statement, keep Parent reasonably informed regarding the proxies received by the Company with respect to the Company Stockholders Meeting. If requested by Parent on up to two (2) separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Company Required Vote, the Company shall postpone or adjourn the Company Stockholders Meeting for up to ten (10) business days on each such occasion. Without the prior written consent of Parent, the Company Stockholders Meeting shall not be postponed or adjourned by more than ten (10) business days each time for any event giving rise to such a postponement or adjournment.

(c)            Nothing in this Section 5.2 shall be deemed to prevent the Company, the Company Board nor any committee thereof from taking any action it is permitted or required to take under, and in compliance with, Section 4.3 or Section 5.1(b).

Section 5.3         Filings, Consents and Approvals.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub shall use respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and to consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions; provided that this Section 5.3(a) shall not require any Party to waive any right or condition contained in this Agreement.

(b)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Affiliates be required to (and in no event shall the Company or any Subsidiary of the Company agree to without the prior written consent of Parent) take any action, including entering into any decree, order or other arrangement, or to permit or suffer to exist any material restriction, condition, limitation or requirement that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would have, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of (i) the Company and its Subsidiaries, or (ii) Parent and its Affiliates, taken as a whole (provided that for purposes of determining the foregoing clause (ii), the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of the Company and its Subsidiaries, taken as a whole).

Section 5.4         [intentionally omitted].

Section 5.5         Indemnification of Officers and Directors.

(a)            The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or another Acquired Company existing in favor of those Persons who are directors, officers or employees of any Acquired Company as of the date of this Agreement or have been directors, officers or employees of any Acquired Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the articles of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company (as in effect as of the date of this Agreement and made available to Parent) and as provided in the indemnification agreements between the Acquired Company and such Indemnified Persons as set forth on Section 5.5(a) of the Company Disclosure Letter and in effect as of the date of this Agreement made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons with respect to indemnification, advancement of expenses and exculpation without an affected Person’s prior written consent, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 5.5(a) and the rights provided under this Section 5.5(a) until disposition of such claim (even if after such six (6)-year period).

(b)            From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as a director, officer or employee of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director, officer or employee of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.5(b) within thirty (30) days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.5(b).

(c)            Prior to the Effective Time, the Company shall purchase and bind a six (6)-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions (the “D&O Tail Policy”), or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The D&O Tail Policy shall provide by its terms that it will survive the Merger for not less than six (6) years covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals for the benefit of the Company, its Subsidiaries, the Company’s and any of its Subsidiary’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date hereof. The Surviving Corporation shall use commercially reasonable efforts to cause the D&O Tail Policy to be maintained in full force and effect, for its full term, and to perform all of its obligations thereunder or, if such policy is terminated or canceled, obtain (subject to the limitations set forth in the next sentence) an alternative D&O Tail Policy on substantially similar terms as set forth in this Section 5.5(c). In no event shall the Company or the Surviving Corporation be required to pay aggregate premiums for the D&O Tail Policy for its entire period in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Amount”) (it being understood and agreed that in the event the aggregate premiums necessary to procure such D&O Tail Policy exceeds the Maximum Amount, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to obtain, as much comparable insurance as possible for aggregate premiums equal to the Maximum Amount).

(d)            In the event Parent or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall use commercially reasonable efforts ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 5.5.

(e)            The provisions of this Section 5.5 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, under applicable Legal Requirements or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 5.6         Securityholder Litigation. During the Pre-Closing Period the Company shall promptly notify Parent of any litigation against the Company, any of its Affiliates or any of its or their respective directors, officers, employees, securityholders or Representatives relating to the Transactions and keep Parent informed on a reasonably current basis with respect thereto (including by providing Parent with copies of all pleadings with respect thereto). The Company shall give Parent the right to review and comment on all substantive filings or responses to be made or filed, or any settlement or other agreements to be entered into, by or on behalf of the Company in connection with such litigation (and the Company shall in good faith take such comments into account), including all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such litigation; provided that the Company shall control the defense and strategy for any such litigation. No such settlement, compromise, arrangement, understanding, or admission of liability or wrongdoing, shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.7         Disclosure. Each Party’s initial press release relating to this Agreement shall be in form and content agreed to in advance by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Parties’ written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, investors or those attending industry conferences) and make internal announcements to its employees, contractors and/or other service providers, and the Company may make disclosures in Company SEC Documents (subject to giving advance notice to Parent and an opportunity for Parent to review and comment thereon to the extent legally permissible), in each case, as long as such statements, announcements or disclosures are consistent with, and do not contain information with respect to this Agreement or the Transactions which is not contained in, previous press releases, public disclosures, or public statements made in accordance with this Section 5.7; (b) a Party or its Affiliates may, without the prior consent of the other Parties hereto but subject to giving advance notice to the other Parties and an opportunity to review and comment thereon to the extent legally permissible, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement, or filing to be issued or made pursuant to Section 4.3(e) or that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters; (d) no consultation or consent of the other Parties shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions; (e) Parent, Merger Sub and their respective Affiliates may make disclosures in any reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished with the SEC or the Canadian Securities Regulators (subject to giving advance notice to the Company and an opportunity for the Company to review and comment thereon to the extent legally permissible), in each case, as long as such statements, announcements or disclosures are consistent with, and do not contain information with respect to this Agreement or the Transactions which is not contained in, previous press releases, public disclosures, or public statements made in accordance with this Section 5.7; (f) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make filings and communications with, and submit reports, forms, statements and other documents to, any Governmental Body to the extent required in connection with obtaining any consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with the Transactions and (g) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, lenders, members, managers and investors of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, and as reasonably required in connection with the consummation of the Transaction.

Section 5.8         Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall each use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 5.9         Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Options or Company Warrants in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10       Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with NRS 78.320 and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.11       Pay-Off. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Secured Loan Documents and the Unsecured Loan Documents and (b) deliver to Parent (i) executed pay-off letters (in form and substance reasonably satisfactory to Parent) (together, the “Pay-Off Letters”) from the Lender (as defined in the Secured Purchase Agreement) in respect of the Secured Loan Documents and from the Lender (as defined in the Unsecured Purchase Agreement) on Closing and (ii) drafts of such Pay-Off Letters not fewer than ten (10) business days prior to the contemplated Effective Time together with drafts of lien terminations and instruments of discharge with respect to the capital stock, property and assets of the Company and its Subsidiaries securing their obligations under the Secured Loan Documents (other than any obligation which, pursuant to the terms of the Secured Loan Documents, expressly survives termination). Notwithstanding anything to the contrary in this Agreement, (i) in no event shall this Section 5.11 require the Company or any of its Subsidiaries to repay any portion of, or terminate, the Loan Documents unless the Closing shall have occurred and (ii) Parent shall provide, or cause to be provided, at or prior to Closing, all funds (after taking into account any cash of the Acquired Companies used to effect repayment under the Loan Documents as contemplated by this Agreement) required substantially concurrently with the Closing to effect the repayment under the Loan Documents.

Section 5.12       Delisting; Deregistration. The Company will use commercially reasonable efforts to maintain, and the Company will not cause or permit the interruption or termination of, the listing of the Shares on the Exchange prior to the Effective Time. Prior to the Effective Time, the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part necessary to be taken prior to the Effective Time pursuant to Legal Requirements and the rules and regulations of the Exchange to cause (a) the delisting of the Company Common Stock from the Exchange as promptly as practicable after the Effective Time (the “Delisting”); (b) the cessation of quotation of the Company Common Stock on the OTCQB as promptly as practicable after the Effective Time; (c) the deregistration of the Company Common Stock (and other securities of the Company, if applicable) pursuant to the Exchange Act as promptly as practicable after the Delisting; (d) the suspension of the Company’s duty to file reports under Section 15(d) of the Exchange Act with respect to the 2023 Company Warrants as promptly as practicable after the Effective Time (including the delivery by the Company to Parent of a list produced by a transfer or other agent showing the “holders of record” (as such term is defined in Rule 12g5-1 under the Exchange Act) of the 2023 Company Warrants as of the latest practicable date prior to the Effective Time); and (e) the Company to cease to be a reporting issuer under Canadian Securities Laws in each of the provinces and territories of Canada in which it is a reporting issuer as promptly as practicable after the Delisting (including by making an application under section 21 of NP 11-206 for an order that the Company cease to be a reporting issuer immediately following the Delisting in all the jurisdictions in Canada in which it is a reporting issuer, which application shall include a statement that the 2023 Company Warrants will continue to be outstanding following the Effective Time until their expiry and that the Company, therefore, will not satisfy the criteria in sections 19 or 20 of NP 11-206 (the “Cease Reporting Issuer Order”) and using commercially reasonable efforts to obtain such Cease Reporting Issuer Order).

Section 5.13       Fairness Opinion. The Company shall deliver to Parent an executed copy of the opinion of the Company Financial Advisor provided to the Company Board as described in Section 2.23 as soon as reasonably practicable following the date of this Agreement and in any event prior to the mailing of the Proxy Statement. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent for any purpose.

Section 5.14       Form 10-Q Filing. As promptly as reasonably practicable following September 30, 2025 (and in any event before October 20, 2025), the Company shall prepare and file with the SEC, its quarterly report on Form 10-Q for the quarter ended September 30, 2025 (the “Q3 2025 Form 10-Q”). The Company shall ensure that as of its filing date with the SEC (or, if amended, as of the date of such amendment), the Q3 2025 Form 10-Q: (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder and the Canadian Securities Laws applicable to such Q3 2025 Form 10-Q; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.15       Option Payment Agreements. As promptly as practicable following the date of this Agreement (and in any event within five (5) business days of the date of this Agreement), the Company will use commercially reasonable efforts to obtain fully executed option payment agreements (in form and substance reasonably satisfactory to Parent) from each of the holders of Company Options listed on Section 2.3(d)(iii) of the Company Disclosure Letter and deliver copies of the same to Parent.

Article VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1         Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by each such Party) at or prior to the Effective Time of each of the following conditions:

(a)            The Company will have received the Company Required Vote at the Company Stockholder Meeting.

(b)            No Governmental Body shall have (i) enacted, issued or promulgated any Legal Requirement that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case, which has the effect as of immediately prior to the Effective Time of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions (any such injunction, order or Legal Requirement, a “Legal Restraint”).

Section 6.2         Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)            (i) the representations and warranties of the Company set forth in this Agreement (except for the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.5(b), Section 2.7, Section 2.17(c), Section 2.19, Section 2.21, Section 2.23, Section 2.24, Section 2.28 and Section 2.29 of this Agreement) shall be true and correct (without giving effect to any qualification or limitation by the words “material,” “materially,” “in all material respects,” “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.5(b), Section 2.7, Section 2.17(c), Section 2.19, Section 2.21, Section 2.23, Section 2.24, Section 2.28 and Section 2.29 shall be true and correct in all respects on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b)            The Company shall have complied with and performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c)            Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)            Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)            No more than five percent (5%) of the issued and outstanding Shares as of the date hereof (as adjusted pursuant to Section 1.5(b)) shall, in the aggregate, be (a) Dissenting Shares or (b) shares held by Company Stockholders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such shares.

(f)             The Company shall have cured or otherwise resolved all material Objections as the same are described in Section 8.14 to the satisfaction of Parent and Merger Sub, or any material Objections that remain uncured or unresolved shall have been waived, in writing, by Parent and Merger Sub.

(g)            Either (i) the Q3 2025 Form 10-Q shall have been filed by the Company with the SEC, or (ii) the applicable Canadian Securities Regulators shall have issued at least ten (10) business days prior to the Closing Date a decision granting the Cease Reporting Issuer Order stating that the Company shall cease to be a reporting issuer immediately following the Delisting in all jurisdictions in Canada in which it is a reporting issuer.

(h)            The Company shall be entitled to file on the Closing Date a certification on Form 15 to suspend its duty to file reports under Section 15(d) of the Exchange Act with respect to the 2023 Company Warrants pursuant to Rule 12h-3(b)(1)(i) under the Exchange Act.

Section 6.3         Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)            The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            Each of Parent and Merger shall have complied with and performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c)            The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)            Parent will have deposited the Payment Fund with the Paying Agent and provided the Company with reasonable evidence thereof.

Article VII

TERMINATION

Section 7.1         Termination. This Agreement may be terminated prior to the Effective Time:

(a)            by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)            by either Parent or the Company if any Legal Restraint has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party if (x) such Party’s material breach of any of its representations, warranties, covenants or agreements in this Agreement was the principal cause of such Legal Restraint becoming final and nonappealable or (y) such Party has failed to use its commercially reasonable efforts to prevent the entry of and to remove such Legal Restraint in accordance with its obligations under this Agreement (it being understood that Parent, Merger Sub and HoldCo shall be deemed a single “Party” for purposes of the foregoing clauses (x) and (y));

(c)             by either Parent or the Company (whether prior to or after the receipt of the Company Required Vote) if the Effective Time shall not have occurred on or prior to 11:59 p.m. Pacific Time on February 27, 2026 (such date, as such date may be extended pursuant to the terms hereof, the “Outside Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party if the failure of such Party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date and (ii) the Outside Date shall be extended for an additional six (6) months if, as at the Outside Date, the condition set forth in Section 6.1(b) shall not have been satisfied;

(d)            by either Parent or the Company, if the Company fails to obtain the Company Required Vote at the Company Stockholder Meeting or at any meeting of Company Stockholders which is an adjournment or postponement of the Company Stockholder Meeting, in each case, at which a vote is taken with respect to the approval of this Agreement;

(e)            by Parent (whether prior to or after the receipt of the Company Required Vote), if any Acquired Company has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time Parent asserts a right of termination pursuant to this Section 7.1(e), except that, if such breach, failure or inaccuracy is capable of being cured by the Outside Date, then Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by Parent to the Company of written notice of such breach, failure or inaccuracy, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, and it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is breached or inaccurate, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not then be satisfied;

(f)             by Parent, if the Company Board (or a committee thereof) makes a Company Adverse Change Recommendation;

(g)            by the Company (whether prior to or after the receipt of the Company Required Vote), if Parent or Merger Sub has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time the Company asserts a right of termination pursuant to this Section 7.1(g), except that, if such breach, failure or inaccuracy is capable of being cured by the Outside Date, then the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to Parent of written notice of such breach, failure or inaccuracy, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Parent Breach Notice Period”) stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, and it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is breached or inaccurate, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not then be satisfied;

(h)            by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal to enter into a Company Acquisition Agreement providing for the consummation of a transaction constituting a Superior Proposal, if (i) the Company has complied in all material respects with the requirements of Section 4.3 and Section 5.1(b)(i) with respect to such Superior Proposal, (ii) substantially concurrently with such termination the Company pays the Company Termination Fee to Parent in accordance with Section 7.3(b), and (iii) substantially concurrently with such termination, the Company enters into a Company Acquisition Agreement to consummate such Superior Proposal; or

(i)            [intentionally omitted].

(j)            by written notice by the Parent to the Company, if more than five percent (5%) of the issued and outstanding shares of Company Stock as of the date hereof (as adjusted pursuant to Section 1.5(b)) shall, in the aggregate, be (a) Dissenting Shares or (b) shares held by Company Stockholders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such shares.

Section 7.2         Manner and Notice of Termination; Effect of Termination.

(a)            The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision. Unless otherwise stated in Section 7.1, proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of such written notice thereof.

(b)            In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on any Party (or any Parent-Related Party or Company-Related Party) to the other Parties, as applicable, except that this Section 7.2, Section 7.3 and Article VIII (other than Section 8.6(b)) will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve the Company from any liability for any Willful Breach of this Agreement or Fraud arising prior to the valid termination of this Agreement. In addition to the foregoing, no termination (in and of itself) of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 7.3         Expenses; Termination Fee.

(a)            Except as set forth in Section 1.9 and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees, and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)            Company Payments.

(i)            If (A) (1) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(d) or (2) Parent validly terminates this Agreement pursuant to Section 7.1(e), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 7.1(d), in which case prior to the Company Stockholder Meeting) an Acquisition Proposal is publicly disclosed (whether by the Company or a third-party) or otherwise publicly made known to the Company Board or the Company Stockholders, and in each case, is not publicly withdrawn at least five (5) business days prior to (x) the date of the Company Stockholder Meeting (in the case of any such termination of this Agreement pursuant to Section 7.1(d)) or (y) the date of any such termination of this Agreement (in the case of any such termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(e)), and (C) within twelve (12) months of any such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then the Company will, concurrently with the earlier of the consummation of such an Acquisition Proposal and entry into a definitive agreement in respect of an Acquisition Proposal, pay to Parent (as directed by Parent) an amount in cash equal to $3,600,000 (the “Company Termination Fee”). For purposes of this Section 7.3(b)(i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Proposal” will each be deemed to be references to “fifty percent (50%)”.

(ii)            If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within three (3) business days) following such termination pay to Parent (as directed by Parent) the Company Termination Fee.

(iii)            If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or concurrently with such termination pay to Parent (as directed by Parent) the Company Termination Fee.

(c)            Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)            Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party that is required to make a payment under this Section 7.3 (a “Breaching Party”) fails to promptly pay any amount as and when due pursuant to this Section 7.3 (an “Owed Amount”) and, in order to obtain such payment, the Party to which such amount is owed (the “Non-Breaching Party”) commences a Legal Proceeding that results in a judgment against the Breaching Party for an Owed Amount, the Breaching Party will pay to the Non-Breaching Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Non-Breaching Party in connection with such Legal Proceeding, together with interest on the amount of such payment or portion thereof accruing at the annual rate equal to the prime rate, plus three percent (3%) as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made to (but excluding) the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the Non-Breaching Party.

(e)            Sole and Exclusive Remedy. Except in the case of Willful Breach or Fraud by any Company-Related Party and without limiting Parent’s and Merger Sub’s right to seek an order of specific performance against the Company prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.6, if this Agreement is validly terminated pursuant to Section 7.1, Parent’s receipt of the Company Termination Fee to the extent payable pursuant to Section 7.3(b) and the Enforcement Expenses to the extent payable pursuant to Section 7.3(d) constitute the sole and exclusive remedies of Parent, Merger Sub, HoldCo and the Parent-Related Parties against the Company-Related Parties arising out of or in connection with this Agreement, any agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination, or failure of any of the foregoing or any matter forming the basis thereof. Upon payment of the Company Termination Fee to the extent payable pursuant to Section 7.3(b) and any Enforcement Expenses to the extent payable pursuant to Section 7.3(d) none of the Company-Related Parties will have any further liability or obligation (whether at law or equity, or in contract or tort or otherwise) to Parent or Merger Sub in connection with, relating to or arising out of this Agreement or any agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement from and after the date thereof in accordance with the terms thereof); and none of Parent, Merger Sub or any other Person will be entitled to seek or obtain any monetary recovery or award (whether at law or equity, or in contract or tort or otherwise) from any Company-Related Party arising out of this Agreement, any agreement or document executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except in the case of Willful Breach or Fraud by any Company-Related Party. Notwithstanding the foregoing, this Section 7.3(e) will not relieve the Acquired Companies from liability if this Agreement is validly terminated by either Party in circumstances where the Company Termination Fee is not payable pursuant to Section 7.3(b) (1) for any Willful Breach of this Agreement or Fraud prior to such termination or (2) for any breaches of the Confidentiality Agreement; provided, that under no circumstances, except in the case of Willful Breach or Fraud by any Company-Related Party, will (x) the collective monetary damages or other amounts payable by or liability of the Company-Related Parties for breaches in connection with, relating to or arising out of this Agreement (including any payment of the Company Termination Fee, or the Enforcement Expenses, in each case pursuant to this Agreement) exceed an aggregate amount for all such breaches equal to the amount of the Company Termination Fee plus the Enforcement Expenses to the extent payable by the Company pursuant to Section 7.3 (the “Company Liability Limitation”) or (y) Parent, Merger Sub or any Parent-Related Party be entitled to receive both damages under this Agreement and the Company Termination Fee. Except in the case of Willful Breach or Fraud by any Company-Related Party, (A) in no event will any of the Parent-Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company-Related Parties, and (B) in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company-Related Parties for, or with respect to, this Agreement, any agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof. Except in the case of Willful Breach or Fraud by any Company-Related Party, other than the obligations of the Company to the extent expressly provided in this Agreement, in no event will any Company-Related Party or any other Person other than the Company have any liability for monetary damages to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the Merger or the Transactions.

(f)            Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.3(e), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 8.6, except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.6, under no circumstances will a Party be permitted or entitled to (i) receive both (x) specific performance of the other Party’s or Parties’ obligations which results in the occurrence of the Closing, and (y) any payment of the Company Termination Fee (in the case of Parent) or monetary damages or other amounts for breaches by the other Party or Parties (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement or (ii) receive both (x) any payment of the Company Termination Fee (in the case of Parent) and (y) monetary damages or other amounts for breaches by the other Parties (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement.

(g)            Non-Recourse Party. This Agreement may only be enforced against the named Parties hereto (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Voting Agreement and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the Parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (ii) in no event will a Party seek or obtain on behalf or at the direction of such Party, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person that is not a named Party hereto or a party thereto (including any Company-Related Party or Parent-Related Party) with respect to this Agreement, the Voting Agreement and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by Parent, Merger Sub or HoldCo), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Sub, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) Parent or Merger Sub to the extent expressly provided for in this Agreement, (C) HoldCo to the extent expressly provided for in Section 8.12, and (D) the Specified Stockholders solely for claims pursuant to and in accordance with the terms of the Voting Agreement.

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1         Amendment. Prior to the Effective Time and subject to Section 5.5(e), this Agreement may be amended, modified and/or supplemented in any and all respects with respect to any of the terms of this Agreement; provided, however, that (a) after obtaining the Company Required Vote, there shall be made no amendment, modification or supplement that by Legal Requirement requires further approval by the Company Stockholders without such approval, and (b) no amendment, modification or supplement shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each of the Parties.

Section 8.2         Waiver. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, or (c) waive compliance by the other Parties with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing); provided that after obtaining the Company Required Vote and prior to the Effective Time, there shall be no waiver or extension of this Agreement that (x) decreases the Merger Consideration or (y) adversely affects the rights of the stockholders of the Company, in the case of each of clauses (x) and (y), without the approval of the Company Stockholders. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3         No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (a) none of the representations and warranties contained in this Agreement, the Company Disclosure Letter nor in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Closing and (b) except for any covenant or agreement that by its terms contemplates performance, in whole or in part, after the Closing, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such non-surviving covenants and agreements shall terminate at, the Closing.

Section 8.4         Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.5         Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and all Legal Proceedings (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to any laws or principles thereof that would result in the application of the laws of any other jurisdiction, except that the laws of the State of Nevada shall govern (i) the Merger, to the extent mandatorily applicable thereto, and (ii) the internal affairs (including fiduciary duties) of the Company and the Company Board (together, “Nevada Law Matters”). Subject to Section 8.6, in any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the Parties irrevocably (i) (A) submits, other than as to Nevada Law Matters, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)), and (B) for Nevada Law Matters, submits to the exclusive jurisdiction and venue of the Eighth Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)) (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware or the State of Nevada, as applicable, and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court, and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.9. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court.

(b)            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.6         Specific Performance; Remedies.

(a)            The Parties agree that irreparable harm, for which monetary damages (including any fees payable pursuant to Section 7.3), even if available, are not an adequate remedy, will occur in the event that the Parties hereto do not perform their obligations in accordance with the specified terms of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) or otherwise breach the provisions of this Agreement. Subject to Section 8.6(b), the Parties acknowledge and agree that (i) the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement.

(b)            Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the Company shall be entitled to an injunction, specific performance or other equitable remedies in order to enforce Parent’s and Merger Sub’s obligation to consummate the Closing (but not the right of the Company to such injunctions, specific performance or other equitable remedies for any other reason) if, and only if, (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable Legal Requirements, waived, (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.3(a), (iii) following such failure by Parent and Merger Sub to consummate the Merger, the Company shall have confirmed to Parent in writing (and not withdrawn such confirmation) that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable Legal Requirements, waived, and (B) the Company is (and remains throughout such two (2)-business day period) ready, willing and able to consummate the Merger and (iv) Parent and Merger Sub fail to consummate the Merger by the end of such two (2) business day period referred to in the foregoing clause (iii) and all of the conditions set forth in Section 6.1 and Section 6.2 shall have continued to be satisfied during such two (2)-business day period (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur).

(c)            The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further agree that, except as otherwise set forth in, and subject to the terms and conditions of, Section 7.3, (x) by seeking the remedies provided for in this Section 8.6, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing set forth in this Section 8.6 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.6 prior to, or as a condition to, exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 8.6 or anything set forth in this Section 8.6 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.7         Assignability. Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided that Parent or Merger Sub may assign this Agreement without consent to any of their Affiliates; provided further that such assignment will not materially impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Stock, Company Options and Company Warrants pursuant to this Agreement. Subject to the immediately preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment not permitted under this Section 8.7 shall be null and void.

Section 8.8         No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Closing occurs, the right of (i) the Company Stockholders to receive the Merger Consideration, (ii) the holders of Company Options to receive the Option Consideration, in the case of each of clauses (i) and (ii), in accordance with Article I; (b) if the Closing occurs, the holder of the 2024 Company Warrants to receive the 2024 Company Warrant Consideration, in accordance with the 2024 Company Warrant Cancellation Agreement; (c) if the Closing occurs, the rights of the Indemnified Persons in accordance with Section 5.5; and (d) the limitations on liability of the Company-Related Parties and Parent-Related Parties set forth in Section 7.2(b) and Section 7.3(e), which in the case of each of the foregoing clauses (a) through (d) are intended to benefit, and shall be enforceable by, the Persons referred to therein in accordance with this Agreement.

Section 8.9         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to HoldCo, Parent or Merger Sub (or, following the Effective Time, the Company):

AngloGold Ashanti

6363 S. Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

Attn:         Nerilee Rockman and Korey Christensen

Email:        [***]

with a copy to (which shall not constitute notice):

Womble Bond Dickinson (US) LLP

1601 19th Street, Suite 1000

Denver, CO 80202

Attn:        Scot W. Anderson and Christopher J. Gyves

Email:       scot.anderson@wbd-us.com, christopher.gyves@wbd-us.com

if to the Company (prior to the Effective Time):

Augusta Gold Corp.

Suite 555 - 999 Canada Place

Vancouver, British Columbia

V6C 3E1

Attn:       Tom Ladner

Email:       [***]

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

1400 Wewatta Street Suite 400

Denver, CO 80202-5549

Attn:        Jason K. Brenkert

Email:        brenkert.jason@dorsey.com

Section 8.10       Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.

Section 8.11        Obligation of Parent and of the Company. Whenever this Agreement requires Merger Sub or another Affiliate of Parent to take any action, Parent shall be liable for any failure of such Person to take such action. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.12        HoldCo Obligation. HoldCo hereby agrees to cause Parent to perform its payment obligations under this Agreement, and to be held liable for any breach by Parent of such obligations as though it were Parent. HoldCo hereby represents and warrants that (i) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action and do not contravene any provision of HoldCo’s governing documents or any Legal Requirements or contractual restriction binding on HoldCo or its assets, (ii) this Agreement constitutes a legal, valid and binding obligation of HoldCo enforceable against HoldCo in accordance with its terms, subject to the Enforceable and (iii) HoldCo has currently, and will have on the Closing Date, the financial capacity (which, other than on the Closing Date, may include access to available borrowings or liquid assets) to pay and perform the obligations of Parent, Merger Sub and HoldCo under this Agreement, and all funds necessary for HoldCo to fulfill the obligations of Parent, Merger Sub and HoldCo shall be available to HoldCo.

Section 8.13       Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c)            As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)            Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)            The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g)            References to “made available” shall mean that such documents or information referenced: (i) were contained in the Company’s electronic data room maintained by Firmex by no later than 11:59 p.m. Pacific Time on July 14, 2025 or (ii) were publicly available, without redactions, on the EDGAR website or SEDAR+ prior to the date of this Agreement.

(h)            References to Agreement “ordinary course of business” means the ordinary course of operations of the Acquired Companies consistent with past practices.

(i)             References to “U.S.” refer to the United States and “$” or “dollars” refer to United States dollars unless otherwise noted. References to “C$” refer to Canadian dollars.

(j)             The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.14       Confirmation of Good Title. During the period commencing on the date first written above until 11:59 p.m. Pacific Time on August 1, 2025 (the “Objection Period”), Parent and Merger Sub shall have the opportunity to examine the title to Company Properties described in Section 2.7 of this Agreement. If, during the Objection Period, Parent or Merger Sub discovers a material defect in title to Company Properties, Parent or Merger Sub shall provide the Company with a written objection with a reasonable description of such defect (each such issue an “Objection”) on or before the expiration of the Objection Period. Upon receiving any Objection, Company shall have until September 30, 2025 to cure such Objection to the satisfaction of Parent and Merger Sub (the “Cure Period”).  Company may unilaterally extend the Cure Period for an additional thirty (30) days if additional time is required to cure an Objection.  At the end of this thirty (30)-day period, the Parties may mutually agree to an additional period of time to extend the Cure Period, with such agreement not to be unreasonably withheld, provided, however, that the Cure Period shall not be extended past November 15, 2025. In the event that any Objection cannot be cured within the Cure Period, or if the Company disagrees with the validity or materiality of an Objection, the Parties agree to enter into good faith negotiations to resolve the Objection. During this negotiation period, the Parties shall use commercially reasonable efforts to address and resolve any Objection in a manner satisfactory to both Parties. If the Parties are unable to reach a resolution, Parent and Merger Sub may elect to: (i) preserve the condition described in Section 6.2(f) until such time as any Objection can be resolved to the satisfaction of Parent and Merger Sub; or (ii) waive the Objection and the condition described in Section 6.2(f).

[Signatures Follow]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

AUGUSTA GOLD CORP.

By:	/s/ Richard W. Warke
Name: Richard W. Warke
Title: Executive Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT:

ANGLOGOLD ASHANTI (U.S.A.) HOLDINGS INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	Authorized Signatory

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

MERGER SUB:

EXPLORATION INC.

By:	/s/ Marcelo Godoy
Name:	Marcelo Godoy
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

HOLDCO:

ANGLOGOLD ASHANTI HOLDINGS PLC

By:	/s/ Robert Hayes
Name:	Robert Hayes
Title:	General Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“2023 Company Warrants” means all warrants to purchase Shares issued pursuant to that certain Warrant Indenture, dated January 20, 2023, by and between the Company and Endeavor Trust Corporation.

“2024 Company Warrants” means all warrants to purchase Shares held by Donald Taylor pursuant to that certain Warrant Certificate dated February 26, 2024.

“2024 Company Warrant Cancellation Agreement” shall have the meaning set forth in Recital F.

“2024 Company Warrant Consideration” shall have the meaning set forth in Section 1.8(d).

“Abandoned Mine Workings” means any pits, tunnels, adits, ponds, tailing piles, materials, equipment or other mine workings or impacts that are not under the operating control or supervision of the Acquired Companies, and are not under the operating control or supervision of any existing and active third party.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.3(a).

“Acquired Companies” shall mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, purchase, lease or license of assets of the Acquired Companies equal to twenty percent (20%) or more of the Acquired Companies’ consolidated assets or to which twenty percent (20%) or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (b) issuance by the Company or acquisition of twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in (x) any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting power of the resulting direct or indirect parent of the Company or the surviving entity in such transaction or (y) the Company Stockholders immediately preceding such transaction holding less than eighty percent (80%) of the Shares or voting interests in the direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (a) through (d), other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company as filed on September 6, 2023 with the Nevada Secretary of State.

“Balance Sheet” shall have the meaning set forth in Section 2.6.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“Breaching Party” shall have the meaning set forth in Section 7.3(d).

“Business” shall mean the business of the developing and operating the Reward Gold Project and the Bullfrog Gold Project.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in Vancouver, British Columbia, the City of New York or Nevada are authorized or required by Legal Requirements to be closed.

“Bullfrog Gold Project” means the gold exploration project located in Nye County, Nevada, as described in the Company SEC Documents.

“Canadian Securities Laws” means, collectively, the Securities Act (British Columbia) and any other applicable Canadian provincial and territorial securities Legal Requirements.

“Canadian Securities Regulators” means the British Columbia Securities Commission and any other applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“CDS” shall mean CDS Clearing and Depository Services Inc.

“Cease Reporting Issuer Order” shall have the meaning set forth in Section 5.12.

“Certificates” shall have the meaning set forth in Section 1.6(b).

“Change in Circumstance” shall mean any positive Effect that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, that was neither known to the Company Board (or if known, the material consequences of which were not known by the Company Board prior to the date of this Agreement), nor reasonably foreseeable, as of or prior to the date of this Agreement, which positive Effect becomes known to the Company Board prior to the Company Required Vote; provided, that none of the following shall constitute a “Change in Circumstance”: (a) any Acquisition Proposal, any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, or any business combination or acquisition opportunity, (b) any Effect resulting from a breach of this Agreement by the Company, (c) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (c) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (d) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (d) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred), or (e) any changes in gold prices or changes in conditions in the gold mining industry (including changes in gold prices and political or regulatory changes affecting the industry or any changes in applicable Legal Requirements).

“Chosen Courts” shall have the meaning set forth in Section 8.5(a).

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” shall have the meaning set forth in Section 4.3(b).

“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.1(a).

“Company Associate” shall mean each officer or other employee, or individual who is an individual independent contractor, consultant or director, of or to any of the Acquired Companies.

“Company Board” shall have the meaning set forth in Recital B of this Agreement.

“Company Board Recommendation” shall have the meaning set forth in Recital B of this Agreement.

“Company Breach Notice Period” shall have the meaning set forth in Section 7.1(e).

“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

“Company Contract” shall mean any Contract to which an Acquired Company is a party or by which an Acquired Company or any of its properties or assets is otherwise bound.

“Company Disclosure Documents” shall have the meaning set forth in Section 2.4(h).

“Company Disclosure Letter” shall mean the Company Disclosure Letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent concurrently with the Company’s execution and delivery of this Agreement.

“Company Equity Plans” shall mean, collectively, the Bullfrog Gold Corp. 2017 Equity Incentive Plan, effective September 1, 2017 (the “2017 Equity Incentive Plan”), and the Augusta Gold Corp. Stock Option Plan, effective as of February 22, 2021 (the “2021 Equity Incentive Plan”).

“Company Financial Advisor” means National Bank Financial Inc.

“Company Lease” shall mean any Company Contract pursuant to which any Acquired Company leases or subleases Lease Property from another Person.

“Company Liability Limitation” shall have the meaning set forth in Section 7.3(e).

“Company Options” shall mean all options to purchase Shares that are outstanding under the Company Equity Plans.

“Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

“Company Properties” means the Patented Mining Claims and Unpatented Mining Claims and all other real property: (a) owned in fee by the Company, including patented mining claims; or (ii) leased, subleased or otherwise occupied by the Company pursuant to a valid and enforceable lease agreement, including but not limited to the Bullfrog Gold Project and the Reward Gold Project.

“Company-Related Parties” means, collectively, (A) the Company and its Affiliates and (B) the former, current or future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of any of the Company or its Affiliates.

“Company Required Vote” shall mean: (a) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares in favor of the approval of this Agreement and the Merger; and (b) if required, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares voting at the Company Stockholder Meeting in favor of the approval of this Agreement and the Merger, excluding for this purpose votes attached to Shares that are required to be excluded pursuant to MI 61-101 for purposes of the Merger.

“Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” shall mean a holder of Company Common Stock.

“Company Stockholder Meeting” shall have the meaning set forth in Section 5.2(a).

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b)(i).

“Company Transaction Expenses” shall have the meaning set forth in Section 1.9.

“Company Warrant” shall mean, collectively, the 2023 Company Warrants and the 2024 Company Warrants.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally-binding commitment or undertaking of any nature.

“Cure Period” shall have the meaning set forth in Section 8.14.

“D&O Tail Policy” shall have the meaning set forth in Section 5.5(c).

“Delisting” shall have the meaning set forth in Section 5.12.

“Determination Notice” shall have the meaning set forth in Section 5.1(b)(i).

“DOJ” shall mean the U.S. Department of Justice.

“DTC” shall mean The Depository Trust Company.

“Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance.

“Effective Time” shall have the meaning set forth in Section 1.3(b).

“Employee Plan” shall mean any employment, individual consulting, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, stock option, phantom equity, other equity or equity-based compensation, severance, termination pay, retention, change in control, transaction bonus, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other benefit or compensation plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies, including for the benefit of any current or former director, officer, employee or other individual service provider of any of the Acquired Companies, or with respect to which any of the Acquired Companies has or could reasonably be expected to have any current or contingent liability or obligation.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, deed of trust, debenture, title interest, option, easement, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or any other restriction of a similar kind or interest or claim of a similar nature in or on any property or asset.

“Enforcement Expenses” shall have the meaning set forth in Section 7.3(d).

“Enforceability Limitations” shall have the meaning set forth in Section 2.9(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution, human health, worker health or the protection of environment (including ambient air, surface water, ground water, land surface, subsurface strata and any other environmental media), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials.

“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange” shall mean the TSX.

“Excluded Employee Plans” shall have the meaning set forth in Section 2.16(e).

“Fee Lands” shall have the meaning set forth in Section 2.7(a)(ii).

“Foreign Employee Plan” shall mean an Employee Plan that is maintained primarily for the benefit of employees outside the United States.

“Fraud” shall mean knowing and intentional common law fraud under the laws of the State of Delaware with respect to the representations and warranties contained in Article II or Article III. “Fraud” does not and shall not include equitable fraud, constructive fraud or any torts (including fraud) based on negligence or recklessness.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 2.4(b).

“German Exchanges” shall mean the Frankfurt Stock Exchange, the Munich Stock Exchange, the Stuttgart Stock Exchange and the Düsseldorf Stock Exchange.

“Good Title” shall have the meaning set forth in Section 2.7(a)(i).

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, exemption, approval, registration, qualification, waiver or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, reservation, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, territorial, local, tribal, municipal, foreign or other government; (c) supra-national, governmental or quasi-governmental authority of any nature including any governmental division, department, agency, autonomous constitutional body, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, including any political subdivision thereof, and Entity or enterprise owned or controlled thereby, or any self-regulatory organization or public arbitral body or any public international organization, and any court, arbitrator or other tribunal, or (d) arbitral body (public or private).

“Government Contract” means any Contract between, on the one hand, any Acquired Company and, on the other hand: (a) Canada, Mexico or the United States governments or any other Governmental Body; (b) any prime contractor to Canada, Mexico or the United States government or any other Governmental Body; or (c) any subcontractor with respect to any Contract described in clauses (a) or (b).

“Governmental Official” includes any officer, employee or other person acting in an official capacity on behalf of: (i) any Governmental Body or any department or agency of a government, including elected officials, judicial officials, civil servants and military personnel, or children, spouses, siblings or parents thereof; (ii) any public international organization, such as the World Bank; (iii) any company or business that is owned or controlled by a Governmental Body; and (iv) any political party, as well as candidates for political office.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

“Historic Site” means a site listed or potentially eligible for listing under the United States National Historic Preservation Act of 1966, the United States Antiquities Act of 1906, or any similar state or local Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) all obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) all obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person (other than, in each case, (i) intercompany indebtedness between or among such Person and/or any of its wholly-owned Subsidiaries and (ii) any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business).

“Indemnified Persons” shall have the meaning set forth in Section 5.5(a).

“Indemnifying Parties” shall have the meaning set forth in Section 5.5(b).

“Indigenous Claim” means any claim, written assertion or demand, whether proven or unproven, made by any Indigenous Peoples with respect to Indigenous title, Indigenous rights, treaty rights or any other Indigenous interest.

“Indigenous Information” means any and all written documents or electronic and other communications and any oral communications respecting Indigenous Claims, the issuance of any Governmental Authorization that involves Indigenous Claims and the duty to consult Indigenous Peoples.

“Indigenous Peoples” means any Indigenous peoples of the United States, including Native Americans, including any federally-recognized tribes in Nevada, and any group of Indigenous peoples, including tribal governments.

“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) rights in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (c) rights associated with trade secrets, know how, ideas methods, models, processes, algorithms, formulae, models, designs, data, databases, data classifications, source code, and confidential or proprietary information (“Trade Secrets”); (d) inventions (whether or not patentable), patents and industrial property right (e) other similar proprietary rights in intellectual property of every kind and nature; (f) domain names and social media account handles or identifiers, (g) rights in Software, and (h) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“IRS” shall mean the Internal Revenue Service.

“knowledge” or any similar phrase, including without limitation knowingly, shall mean (a) with respect to the Company or any of the other Acquired Companies, the actual knowledge of each of the individuals listed on Exhibit F after reasonably inquiry of such individual’s direct reports regarding the matter at issue and (b) with respect to Parent or Merger Sub, the actual knowledge of each of the individuals listed on Exhibit G after reasonably inquiry of such individual’s direct reports regarding the matter at issue.

“Labor Agreement” shall have the meaning set forth in Section 2.16(b).

“Lease Property” shall have the meaning set forth in Section 2.7(a)(iii).

“Legal Proceeding” shall mean any action, claim, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, provincial, territorial, local, municipal, foreign or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, writ, award, rule, regulation, ruling, order, judgment, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of an Exchange).

“Legal Restraint” shall have the meaning set forth in Section 6.1(b).

“List” means the United States Environmental Protection Agency’s National Priorities List (NPL) of Hazardous Substance Sites or CERCLA Information System (CERCLIS) or any similar list maintained by a state regulatory authority for the states of Nevada with respect to sites from which there has been a Release of Hazardous Materials.

“Loan Documents” means the Secured Loan Documents and the Unsecured Loan Documents.

“Match Period” shall have the meaning set forth in Section 5.1(b)(i).

“Material Adverse Effect” shall mean any Effect that, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), liabilities or results of operations of the Acquired Companies, taken as a whole, or (2) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that solely with respect to the foregoing clause (1), none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (a) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect); (b) any Effect arising out of or relating to the announcement or pendency of the Transactions, including any action taken (or not taken) by any Acquired Company that is expressly required to be taken (or is expressly prohibited from being taken) by it pursuant to this Agreement (other than Section 4.2) and any change in customer, supplier, employee, financing source, stockholder, regulatory, partner or similar relationships of the Acquired Companies (provided, that this clause (b) does not apply in the context of any representation or warranty of the Company which specifically address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction, including for purposes of determining whether the condition set forth in Section 6.2(a) has been satisfied), (c) any Effect generally affecting the gold mining industry, including changes in gold prices and political or regulatory changes affecting the industry or any changes in applicable Legal Requirements; (d) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States, Canada or any other country or region; (e) any Effect from changes in interest rates, inflation rates or fluctuations in the value of any currency; (f) any act of terrorism, war, natural disasters, pandemic or epidemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks (collectively, the “COVID-19 pandemic”)) (and any escalation or worsening of any of the foregoing); (g) any failure by any Acquired Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect); (h) any Effect resulting or arising from Parent’s, Merger Sub’s or HoldCo’s breach of this agreement; or (i) any change after the date hereof in any Legal Requirements or GAAP, or binding interpretations of any Legal Requirements or GAAP; provided, further that any Effect referred to in the foregoing clauses (c), (d), (e), (f) or (i) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such disproportionate adverse effect (and only such disproportionate adverse effect) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 2.9(a).

“Maximum Amount” shall have the meaning set forth in Section 5.5(c).

“Merger” shall have the meaning set forth in Recital A of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iv).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“MI 61-101” shall mean Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Nevada Law Matters” shall have the meaning set forth in Section 8.5(a).

“NRS” shall have the meaning set forth in Recital A.

“Non-Breaching Party” shall have the meaning set forth in Section 7.3(d).

“NP 11-206” shall mean National Policy 11-206 – Process for Cease to be a Reporting Issuer Applications.

“Objection” shall have the meaning set forth in Section 8.14.

“Objection Period” shall have the meaning set forth in Section 8.14.

“Open Source Software” means any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/, or any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.

“Option Consideration” shall have the meaning set forth in Section 1.8(a).

“OTCQB” means the OTCQB Venture Market.

“Other Equity-Based Incentive Awards” shall have the meaning set forth in Section 2.3(d).

“Outside Date” shall have the meaning set forth in Section 7.1(c).

“Owed Amount” shall have the meaning set forth in Section 7.3(d).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Breach Notice Period” shall have the meaning set forth in Section 7.1(g).

“Parent Material Adverse Effect” shall mean any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions by the Outside Date.

“Parent-Related Parties” means, collectively, (A) Parent, Merger Sub, HoldCo and (B) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or HoldCo), members, managers, general or limited partners, stockholders, successors and assignees of each of Parent, Merger Sub and HoldCo.

“Parties” shall mean Parent, Merger Sub and the Company.

“Patented Mining Claims” shall have the meaning set forth in Section 2.7(a)(iv).

“Pay-Off Letters” shall have the meaning set forth in Section 5.11.

“Paying Agent” shall have the meaning set forth in Section 1.6(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 1.6(a).

“Payment Fund” shall have the meaning set forth in Section 1.6(a).

“Permitted Encumbrance” means, in respect of any Acquired Company, any one or more of the following (a) Encumbrances for Taxes which are not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Legal Requirements; (b) inchoate or statutory Encumbrances of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the assets; provided that such Encumbrances are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Legal Requirements; (c) the right reserved to or vested in any Governmental Body by any statutory provision or by the terms of any lease, license, franchise, grant or permit of any Acquired Company, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; (d) the paramount title of the United States, and statutory rights of third parties to use the surface of the Unpatented Mining Claims; (e) restrictive covenants, easements and minor defects, imperfections or irregularities of title, if any, as would not, individually or in the aggregate, reasonably be expected to materially interfere with the conduct of the business of the Acquired Companies; (f) the Royalties; and (g) Encumbrances listed and described in Section 2.7(a)(i) of the Company Disclosure Letter.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall have the meaning set forth in Section 2.8(e).

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Project Property” means all of the property, assets, undertaking, approvals, licenses, permits, Intellectual Property and rights of any Acquired Company in and relating to the Bullfrog Gold Project and the Reward Gold Project, including real property, Water Rights (whether appurtenant to real property or not), personal property and mineral interests, and specifically including, but not limited to: the Project Real Property; (ii) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property; (iii) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (iv) all books and record of the Company and its Subsidiaries related to any of the foregoing.

“Project Real Property” means, collectively, all Company Properties, including the Company Properties relating to the Bullfrog Gold Project and the Reward Gold Project.

“Proxy Statement” shall have the meaning set forth in Section 5.2(a).

“Q3 2025 Form 10-Q” shall have the meaning set forth in Section 5.14.

“Reference Date” shall mean the last business day prior to the date of this Agreement.

“Regulatory Action” means any Litigation with respect to the Company brought or instigated by any Governmental Bodies in connection with any Environmental Costs, Hazardous Materials or any Environmental Law.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly-owned treatment works, or waste treatment, storage, disposal systems or any other environmental media.

“Representatives” shall mean, with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Reward Gold Project” means the gold exploration project located in Nye County, Nevada, as described in the Company SEC Documents.

“Royalties” shall have the meaning set forth in Section 2.7(a)(vii).

“Sanctioned Person” shall mean at any time any Person: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) that is the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) fifty percent (50%) or more owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom and (v) Canada.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Loan Documents” means collectively, (i) that certain Secured Promissory Note Purchase Agreement (the “Secured Note Purchase Agreement”), dated as of September 13, 2022, by and between the Company and Augusta Investments Inc., as amended by Amendment Number One dated as of March 27, 2024; (ii) that certain Secured Promissory Note (the “Secured Note”), dated as of September 13, 2022, by the Company in favor of Augusta Investments Inc., as amended and restated by that certain Amended and Restated Promissory Note dated as of March 27, 2024, and as further amended by that certain Amendment Number One to the Amended and Restated Note dated as of June 28, 2024, that certain Amendment Number Two to the Amended and Restated Note dated as of September 30, 2024, that certain Amendment Number Three to the Amended and Restated Note dated as of December 27, 2024, that certain Amendment Number Four to the Amended and Restated Note dated as of April 30, 2025, as may be further amended during the Pre-Closing Period in accordance with Section 4.2(b)(xi); (iii) that certain Security Agreement, by and among the Company, the other Grantors party thereto, and Augusta Investments Inc., as amended and restated by that certain Amended and Restated Guaranty and Security Agreement dated as of March 27, 2024, (iv) the Deeds of Trust (as defined in the Secured Note Purchase Agreement and (v) any and all other Loan Documents (as defined in the Secured Note).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEDAR+” shall mean the System for Electronic Document Analysis Retrieval + of the Canadian Securities Regulators.

“Services” shall have the meaning set forth in Section 2.10.

“Services Agreements” shall have the meaning set forth in Section 2.10.

“Share” shall have the meaning set forth in Section 1.5(a)(i).

“Software” means (a) software or computer programs of any type, including applications, interfaces, scripts, routines, user interfaces, report formats, software implementations of algorithms, models and methodologies, whether in source code, object code, or other form, (b) data, databases, and compilations of data, including libraries and collections of data, whether machine readable or otherwise, and (c) all documentation related thereto.

“Specified Stockholders” means the Persons entering into the Voting Agreement concurrently herewith.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity (a) of which fifty percent (50%) or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least fifty percent (50%) of the board of directors (or managers) or similar governing body of such entity, or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or otherwise has the power to direct or cause the direction of the management or policies thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines, in its good faith judgment after consultation with its outside legal counsel and its financial advisor, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the identity and financial wherewithal of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and (b) if consummated, would be more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Transactions (after considering such factors as the Company Board considers in good faith to be appropriate, including type of consideration, conditionality, the expected timing to closing and likelihood of consummation of such proposal) and after taking into account any revisions to this Agreement and the Transactions made or proposed by Parent prior to the time of such determination; provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Proposal shall be deemed to be references to “eighty percent (80%) and twenty percent (20%) respectively”.

“Surviving Corporation” shall have the meaning set forth in Recital A of this Agreement.

“Systems” shall mean all hardware, websites, Software, firmware, telecommunications or information technology devices or equipment, network equipment, peripherals, servers, computers, and other information technology assets used by or for any of the Acquired Companies.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including NRS 78.378-78.3793, inclusive, and NRS 78.411-78.444, inclusive.

“Tax” shall mean any U.S. federal, state, provincial, territorial, local and any foreign tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, license tax, severance tax, occupation tax, premium tax, windfall profits tax, customs duties tax, social security tax (or similar), disability tax, use and occupancy tax or production tax), including any interest, penalty or addition thereto, whether disputed or not, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any attachment thereto and any amendment thereof.

“Third-Party Environmental Claim” means any Legal Proceeding (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Hazardous Materials or any violation of Environmental Law.

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.

“TSX” means the Toronto Stock Exchange.

“Unpatented Mining Claims” shall have the meaning set forth in Section 2.7(a)(iv).

“Unsecured Loan Documents” means collectively, (i) that certain Unsecured Promissory Note Purchase Agreement, dated as of February 26, 2024, by and between the Company and Donald Taylor, as amended by that certain Amendment Number One dated March 27, 2025; and (ii) that certain Unsecured Promissory Note, dated as of February 26, 2024, by the Company in favor of Donald Taylor, as amended by that Amended and Restated Unsecured Promissory Note dated March 27, 2025, as further amended by that certain Amendment Number One to the Amended and Restated Unsecured Promissory Note dated June 30, 2025, and as may be further amended during the Pre-Closing Period in accordance with Section 4.2(b)(xi).

“Voting Agreement” shall have the meaning set forth in Recital E.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Legal Requirements.

“Water Rights” shall have the meaning set forth in Section 2.7(a)(v).

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

EXHIBIT B

Voting Agreement

EXHIBIT C

Warrant Cancellation Agreement

EXHIBIT D

Amended and Restated Articles of Incorporation of Surviving Corporation

EXHIBIT E

Amended and Restated Bylaws of Surviving Corporation

EXHIBIT F

List of Knowledge Individuals – Acquired Companies

Richard Warke

Donald Taylor

Ty Minnick

Purni Parikh

Johnny Pappas

Tom Ladner

Jack Mueller

EXHIBIT G

List of Knowledge Individuals – Parent and Merger Sub

Nerilee Rockman